                         STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is made and entered into as of the 24th day of March, 1995 by and between SOUTHWESTERN LIFE CORPORATION, a Delaware corporation with principal offices at 500 North Akard Street, Dallas, Texas 75201 ("Seller") and CITIZENS FINANCIAL CORPORATION, a Kentucky corporation with principal offices at Suite 300, 12910 Shelbyville Road, Louisville, Kentucky 40243 ("Purchaser").

                                 RECITALS

     A. Integrity National Life Insurance Company ("Integrity"), a Pennsylvania corporation, is authorized to issue 110,000 shares of $14.00 par value common stock ("Integrity Common Stock"), of which 109,969 shares are issued and outstanding.

     B. Seller owns, of record and beneficially, 108,701 shares of Integrity Common Stock (the "Shares").

     C. Seller desires to sell the Shares to Purchaser or to its Designated Subsidiary and Purchaser desires to buy or to cause its Designated Subsidiary to buy the Shares from Seller pursuant to the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS

     1.1 DEFINITIONS. The capitalized terms used in this Agreement and not defined herein shall have the meanings specified in EXHIBIT A. Unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

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                                ARTICLE II

                        SALE OF SHARES AND CLOSING


     2.1 PURCHASE AND SALE. The Seller agrees to sell to the Purchaser and/or to the Purchaser's Designated Subsidiary, and Purchaser agrees to purchase, or to cause such Designated Subsidiary to purchase, from Seller the Shares at the Closing upon the terms and subject to the conditions set forth in this Agreement.

     2.2 CONSIDERATION. Subject to adjustment pursuant to Section 2.3 hereof, the consideration for the Shares shall be $9,578,000 (the "Consideration"). Immediately prior to the Closing, Seller will cause Integrity to pay to Seller and to its other shareholders the maximum nonextraordinary cash dividend (the "Dividend") that Integrity can legally pay, 98.85% of which amount shall be credited against the Purchase Price.
The balance of the Consideration shall be payable at the Closing by wire transfer of immediately available funds to such bank and account as the Seller may specify by written notice received by the Purchaser at least three Business Days prior to the Closing Date; provided, however, that $1,000,000 of the Purchase Price shall be placed in escrow and paid to Seller at such time as the Closing Adjusted Capital and Surplus of Integrity is finally determined pursuant to the applicable provisions of Section 2.3 hereof and paid in accordance with the terms of the Escrow Agreement.

     2.3  ADJUSTMENT.

          (a) After the Closing, the Purchaser will deliver to the Seller within 60 days (i) a balance sheet of Integrity as of the date of the Closing together with the report thereon of Ernst & Young, LLP ("Ernst & Young"), stating that such balance sheet presents fairly the financial position of Integrity at the Closing Date in conformity with SAP, and (ii) written notice setting forth the Purchaser's determination of the Closing Adjusted Capital and Surplus of Integrity, together with true and complete copies of all Workpapers related thereto (collectively, the "Closing Adjusted Capital and Surplus"). All fees and expenses of Ernst & Young related to the report to be delivered as contemplated in clause (i) of the immediately preceding sentence shall be the responsibility of and paid for by the Purchaser. Within 15 Business Days after the receipt by the Seller

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     of such determination of the Closing Adjusted Capital and
     Surplus, the Seller shall deliver to the Purchaser written notice stating whether it agrees or disagrees with such determination. If the Seller agrees with such determination and so notifies the Purchaser, or does not notify the Purchaser that the Seller disagrees with such determination within such 15 Business Days, such determination shall be deemed to be the Closing Adjusted Capital and Surplus. If the Seller notifies the Purchaser within such 15 Business Days that the Seller does not agree with such determination of the Closing Adjusted Capital and Surplus, the Seller and Purchaser shall, for a period of 15 Business Days, in good faith, attempt to negotiate a determination of the Closing Adjusted Capital and Surplus. If the Seller and
     Purchaser fail to reach a determination of the Closing Adjusted Capital and Surplus within such 15 Business
     Days, the Closing Adjusted Capital and Surplus shall be determined by the accounting firm of KPMG Peat Marwick (the "Accounting Firm"). The Seller shall cause such determination by the Accounting Firm and a statement of fees and expenses incurred by the Accounting Firm in making such determination, together with true and complete copies of all Workpapers related thereto, to be delivered to the Purchaser as soon as practicable after the Seller's notice of disagreement. The parties hereto agree and acknowledge that the determination of the Closing Adjusted Capital and Surplus by the Accounting Firm in accordance with this Section 2.3(a) shall be final and binding on all parties. If the services of the Accounting Firm are used as provided herein, all fees and expenses of the Accounting Firm shall be paid one-half by the Seller and one-half by the Purchaser; provided, however, (i) if the Closing Adjusted Capital and Surplus, as determined by the Accounting Firm is over $50,000 less than the amount originally calculated by the Purchaser, all fees and expenses of the Accounting Firm shall be the responsibility of and paid by the Seller, and (ii) if the Closing Adjusted Capital and Surplus as determined by the Accounting Firm is more than $50,000 in excess of the amount originally calculated by the Purchaser, all fees and expenses of the Accounting Firm shall be the responsibility of and paid by the Purchaser.

          (b) If the Closing Adjusted Capital and Surplus is less than $6,042,506, the Seller hereby agrees that within ten Business Days of its acceptance of the Purchaser's determination of the Closing Adjusted Capital and Surplus (either by the Seller's notice of such

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     acceptance or the Seller's failure to notify the
     Purchaser of the Seller's disagreement within 15 Business Days as provided in Section 2.3(a) hereof) or its receipt of a notice from the Accounting Firm of the Closing Adjusted Capital and Surplus, as the case may be, the Seller will pay to the Purchaser, by wire transfer of immediately available funds to such bank and account as the Purchaser may specify by written notice delivered to the Seller, a sum equal to 98.85% of the difference (i) (the "Deficit Amount") between the $6,042,506 Closing Adjusted Capital and Surplus plus (ii) interest on the Deficit Amount at a rate per annum equal to the Prime Rate based on the actual number of days elapsed from and including the Closing Date to the date of payment and a 365-day year, PROVIDED, HOWEVER, that if any part of the Deficit Amount and interest thereon due the Purchaser from the Seller pursuant to this Section 2.3(b) remains unpaid past the 30th day after the day such amount was due, the interest rate on such part will be increased to the Prime Rate plus 5% for such period from the Closing Date to the payment date.

          (c) If the Closing Adjusted Capital and Surplus is greater than $6,042,506, the Purchaser hereby agrees that within ten Business Days of the Seller's acceptance of the Purchaser's determination of the Closing Adjusted Capital and Surplus (either by the Seller's notice of such acceptance or the Seller's failure to notify the Purchaser of the Seller's disagreement within 15 Business Days as provided in Section 2.3(a) hereof) or its receipt of a notice from the Accounting Firm of the Closing Adjusted Capital and Surplus, as the case may be, the Purchaser will pay to the Seller, by wire transfer of immediately available funds to such bank and account as the Seller may specify by written notice delivered to Purchaser, a sum equal to 98.85% (i) the difference between the Closing Adjusted Capital and Surplus and $6,042,506(the "Appreciated Amount") plus (ii) interest on the Appreciated Amount at a rate per annum equal to the Prime Rate based on the actual number of days elapsed from and including the Closing Date to the date of payment and a 365-day year, PROVIDED, HOWEVER, that if any part of the Appreciated Amount and interest thereon due the Seller from the Purchaser pursuant to this
     Section 2.3(c) remains unpaid past the 30th day after the day such amount was due, the interest rate on such part will be increased to the Prime Rate plus 5% for such period from the Closing Date to the payment date.

          (d) The Purchaser shall cooperate fully with the Accounting Firm and provide all information and access to all personnel it reasonably requests in connection with its determination of Closing Adjusted Capital and Surplus. Both parties shall be provided with access to all books and records and Work Papers used by the Accounting Firm in making its determination hereunder.

          2.4 CLOSING. Subject to the provisions of this Agreement, the Closing of the transactions contemplated by this Agreement, including, without limitation, the consummation of the sale and purchase of the Shares, as provided in Section 2.1 hereof and the execution and delivery of the documents and instruments specified in this Section 2.4, will take place in Louisville, Kentucky at 10:00 a.m., local time, on the Closing Date. At the Closing, the Seller will assign and transfer to Purchaser or its Designated Subsidiary, good and valid title, and all other rights and interests of Seller, in and to the Shares, free and clear of all Liens. To effect such assignment and transfer, the Seller will deliver certificates representing all the Shares, in genuine and unaltered form, accompanied by duly executed blank stock powers or (at the request of the Purchaser) endorsed in blank for transfer. The Seller will execute and deliver to the Purchaser or its Designated Subsidiary such documents and instruments as are required of the Seller under the terms and provisions of this Agreement. All such certificates, stock powers, documents, and instruments will be in form and content reasonably satisfactory to the Purchaser. The Purchaser will pay $1,000,000 of the Consideration to the Escrow Agent and will pay the balance of the Consideration and deliver such documents and instruments as are required of the Purchaser under the terms and provisions of this Agreement. All such documents and instruments will be in form and content reasonably satisfactory to the Seller.

                                ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller hereby represents and warrants to Purchaser and its Designated Subsidiary as follows:

     3.1 ORGANIZATION OF SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The Seller is duly licensed, qualified, or admitted to do business and is in good standing in all jurisdictions in which

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the failure to be so licensed, qualified, or admitted and in good standing, individually or in the aggregate with other such failures, has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Seller to perform its obligations under this Agreement.

     3.2 AUTHORITY OF SELLER. The Board of Directors of the Seller has duly and validly approved this Agreement and the transactions contemplated hereby.
 The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes a valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought; provided, however, that to the Knowledge of Seller no party has any equitable defenses that would affect the enforcement of this Agreement against the Seller.

     3.3 ORGANIZATION OF INTEGRITY. Integrity is a life insurance corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania. Integrity is duly licensed, qualified, or admitted to do business and is in good standing in all jurisdictions listed in Section 3.3 of the Disclosure Schedule, which are the only jurisdictions in which the failure to be so licensed, qualified, or admitted and in good standing, individually or in the aggregate with all other such failures, has or would reasonably be expected to have a material adverse effect on the Business or Condition of Integrity. The Seller has furnished to the Purchaser true and complete copies of the articles of incorporation (as certified by the appropriate governmental or regulatory authorities) and the by-laws of Integrity, in each case including all amendments thereto.

     3.4 CAPITAL STOCK. The only stock that Integrity is authorized to issue is 110,000 shares of $14.00 par value common stock, of which 109,969 shares are issued and outstanding. All such issued and outstanding shares of capital stock of Integrity are duly authorized, validly issued, fully paid, and, nonassessable and 108,701 of such shares are owned beneficially and of record by Seller, free and clear of all Liens, except for Liens disclosed in

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Section 3.4 of the Disclosure Schedule.  Except for the Shares, no securities issued by Integrity are held beneficially or of record by the Seller or any of its Affiliates. Except as to any issued and outstanding shares of Integrity beneficially owned by persons other than the Seller, there are no outstanding securities, obligations, rights, subscriptions, warrants, options, phantom stock rights, or (except for this Agreement) other Contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued from Seller or Integrity any shares of capital stock of Integrity (or any interest therein) or any security or Liability of any kind convertible into or exchangeable for any shares of capital stock of Integrity (or any interest therein) or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of the Shares or, to the Knowledge of Seller, any rights to participate in the equity, income, or election of directors or officers of Integrity.

     3.5 NO SUBSIDIARIES. Integrity has no Subsidiaries and does not control (either directly or indirectly) any corporation, partnership, business organization, or other similar Person. For purposes of this Section, "control" shall mean the power to elect a majority of the Board of Directors or other governing body of any such entity or Person or otherwise manage, direct or govern the business operations or policies of such entity or Person.

     3.6 NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations under this Agreement will not:

          (a) subject to obtaining the approvals contemplated by Sections 5.1 and 5.2 and Sections 6.1 and 6.2 hereof, violate any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Seller or Integrity except for such violations that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of Seller to perform its obligations under this Agreement, or on the Business or Condition of Integrity.

          (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of the Seller or Integrity.

          (c) result in the creation or imposition of any Lien upon the Seller, or Integrity, or any of Integrity's Assets and Properties that individually or in the aggregate with any other Liens has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller to perform its obligations under this Agreement, or on the Business or Condition of Integrity.

          (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which the Seller or Integrity is a party and by which any of their respective Assets or Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller to perform its obligations under this Agreement, or on the Business or Condition of Integrity.

          (e) require the Seller or Integrity to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except as contemplated in Sections 5.1, 5.2 or 8.9 hereof other than those which the failure to obtain, make, or give individually or in the aggregate with any other such failures has not or would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller to perform its obligations under this Agreement, or on the Business or Condition of Integrity.

     3.7 BOOKS AND RECORDS. The minute books and other similar records of Integrity contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of Integrity's stockholders, Boards of Directors, and each committee thereof. The Books and Records of Integrity accurately reflect in all material respects the Business or Condition of Integrity and have been maintained in all material respects in accordance with good business and bookkeeping practices.

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     3.8  SAP STATEMENTS.  The Seller has previously delivered to the
Purchaser true and complete copies of the following SAP Statements:

          (a) Annual Statements for Integrity for each of the years ended December 31, 1992, 1993, and 1994 (and the notes relating thereto); and

          (b) Quarterly Statements for Integrity for each of the first three quarters of each of 1992, 1993 and 1994
     (and the notes relating thereto).

          Except as disclosed in Section 3.8 of the Disclosure Schedule, each such SAP Statement complied in all material respects with all applicable Laws when so filed, and all material deficiencies with respect to any such SAP Statement have been cured or corrected. Each such SAP Statement (and the notes relating thereto), including without limitation each balance sheet and each of the statements of operations, capital and surplus account, and cash flow contained in the respective SAP Statement, was prepared in accordance with SAP, is true and complete in all material respects, and will present fairly, in all material respects, the admitted assets, Liabilities, and capital and surplus of Integrity as of the respective dates thereof and its respective results of operations and cash flows for and during the respective periods covered thereby, all in accordance with SAP.

     3.9  RESERVES

          (a) Except as disclosed in Section 3.9 of the Disclosure Schedule, all reserves and other Liabilities with respect to insurance and for claims and benefits incurred but not reported (collectively, the "Reserve Liabilities"), as established or reflected in the respective SAP Statements of Integrity (including without limitation the reserves and policy and Contract Liabilities to be reflected respectively on Lines 1 through 11, 15, 24.2, 24.3 and 24.6 of page 3 of the December 31, 1994 Annual Statement), were determined in accordance with generally accepted actuarial standards consistently applied, are fairly stated in accordance with sound actuarial principles, are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance Contracts and in the related reinsurance, coinsurance and other similar Contracts of Integrity, and meet in all material respects the requirements of the insurance Laws of its state of domicile. Adequate provision for all such Reserve

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     Liabilities have been made (under generally accepted
     actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other Liabilities of Integrity under all insurance Contracts under which Integrity has any Liability (including without limitation any Liability arising under or as a result of any reinsurance, coinsurance or other similar Contract) in Integrity's December 31, 1994 Annual Statement based on then current information regarding interest earnings, mortality and morbidity experience, persistency and expenses. No warranty is made as to the ultimate adequacy of the Reserve Liabilities to satisfy the liabilities and obligations reserved against. Integrity owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such Reserve Liabilities; and

          (b) Except as described in Section 3.9(b) of the Disclosure Schedule, all reserves and accrued Liabilities for contingencies such as, but not limited to, estimated losses, settlements, costs and expenses from pending suits, actions and proceedings included in the December 31, 1994 Annual Statement were determined in accordance with SAP.

     3.10 ABSENCE OF CHANGES. Since December 31, 1994, except as disclosed in Section 3.10 of the Disclosure Schedule or in the December 31, 1994 Annual Statement (and the notes relating thereto), or except for changes or developments relating to the conduct of the business of Integrity after the date of this Agreement in conformity with this Agreement or the requests of the Purchaser, or resulting from events, conditions, or effects of changes or developments which are industry-wide and national in scope, (i) there has not been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the Business or Condition of Integrity, (ii) Integrity has operated only in the ordinary course of business and consistent with past practice, and (iii) (without limiting the generality of the foregoing) there has not been, occurred or arisen:

          (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Integrity or any direct or indirect redemption, purchase or other acquisition by Integrity of

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     any such stock or of any interest in or right to acquire
     any such stock;

          (b) any employment, deferred compensation, or other salary, wage or compensation Contract entered into between Integrity and any Person, except for normal and customary Contracts with agents and consultants in the ordinary course of business and consistent with past practice;

          (c) any issuance, sale or disposition by Integrity of any debenture, note, stock or other security issued by Integrity, or any modification or amendment of any right of the holder of any outstanding debenture, note, stock or other security issued by Integrity;

          (d) any Lien created on or in any of the Assets and Properties of Integrity or assumed by Integrity with respect to any of such Assets and Properties which Lien relates to Liabilities individually or in the aggregate exceeding $10,000;

          (e) any prepayment of any Liabilities (other than pursuant to any insurance or annuity Contract) individually or in the aggregate exceeding $10,000;

          (f) any Liability involving the borrowing of money by Integrity except in the ordinary course of business and consistent with past practice;

          (g) any damage, destruction or loss (whether or not covered by insurance) affecting any of the Assets and Properties of Integrity which damage, destruction or loss individually exceeds $10,000;

          (h) any work stoppage, strike, labor difficulty or (to the Knowledge of Seller) union organizational campaign (in process or threatened) at the offices of, or materially affecting, Integrity;

          (i) any material change in any underwriting, actuarial, investment, financial reporting, marketing or accounting practice or policy followed by Integrity, or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting or any other accounting purposes;

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          (j)  any payment, discharge, or satisfaction by
     Integrity of any Lien or Liability other than Liens or Liabilities that (i) were paid, discharged, or satisfied since December 31, 1994 in the ordinary course of business and consistent with past practice, or (ii) were paid, discharged, or satisfied as required under this Agreement;

          (k) except for fair value received, in the ordinary course of business and consistent with past practice, any cancellation of any Liability owed to Integrity by any other Person;

          (l) any sale, transfer, or conveyance of any investments, or any other Assets and Properties, of Integrity with an individual book value, or with an aggregate book value, in excess of $10,000 or except in the ordinary course of business and consistent with past practice;

          (m) any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, any license, permit or other form of authorization of Integrity, the result of which individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the Business or Condition of Integrity.

          (n) any transaction or arrangement under which Integrity paid, lent or advanced any amount to or in respect of, or sold, transferred, or leased any of its Assets and Properties or any services to, (i) the Seller,
     (ii) any officer or director of Integrity, of the Seller, or of any Affiliate of the Seller, (iii) any Affiliate of the Seller, or Integrity or of any such officer or director, or (iv) any business or other Person in which the Seller, Integrity, any such officer or director, or any such Affiliate has any material interest, except for advances made to, or reimbursements of, officers or directors of Integrity for travel and other business expenses in reasonable amounts in the ordinary course of business and consistent with past practice;

          (o) except for actions taken with respect to insurance Contracts in force, in the ordinary course of business and consistent with past practice, any material amendment of, or any failure to perform all of its obligations under, or any default under, or any waiver of any right under, or any termination (other than on the stated expiration date) of, any Contract that involves or reasonably would involve the annual expenditure or receipt by Integrity of more than $10,000;

          (p) any material change in the amount or nature of the life insurance in force of Integrity or in the amount or nature of the Reserve Liabilities of Integrity with respect to insurance Contracts (including without limitation Reserve Liabilities of a type required to be reflected respectively on Lines 1 through 11, 15, 24.2 and 24.6 on Page 3 of an Annual Statement of Integrity);

          (q) any amendment to the articles or certificate of incorporation or by-laws of Integrity;

          (r)  except as provided in Section 5.25, any
     termination, amendment or entering into by Integrity as ceding or assuming insurer of any reinsurance, coinsurance or other similar Contract or any trust agreement or security agreement related thereto;

          (s) any expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets of Integrity, in excess of the budgeted amounts set forth in Section 3.10(s) of the Disclosure Schedule, which expenditures or commitments do not exceed $25,000 in the aggregate;

          (t) any amendment or introduction by Integrity of any insurance Contract other than in the ordinary course of business consistent with past practices;

          (u) any sale of any investments of Integrity which resulted in the realization of capital gains exceeding
     $250,000 in the aggregate; or

          (v)  any Contract to take any of the actions
     described in this Section 3.10 other than actions expressly permitted under this Section 3.10.

          3.11 NO UNDISCLOSED LIABILITIES. Except to the extent reflected in the balance sheet included in the December 31, 1994 Annual Statement (and the notes relating thereto), or except as disclosed in Section 3.10 or 3.11 of the Disclosure Schedule, there were no Liabilities (other than policyholder benefits payable in the ordinary course of business and consistent with past practice for which appropriate reserves have been provided) against, relating to, or affecting Integrity as of December 31, 1994 exceeding $10,000 in the aggregate. Except to the extent specifically reflected in the balance sheets included in the December 31, 1994 Annual Statement (and the notes relating thereto) or except as disclosed in Section 3.11 of the Disclosure Schedule, since December 31, 1994, Integrity has not incurred any Liabilities exceeding $10,000 in the aggregate (other than policyholder benefits and other obligations payable in the ordinary course of business and consistent with past practice for which appropriate reserves have been provided).

     3.12 TAXES. Except as disclosed in Section 3.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) All federal and state Tax Returns required to be filed with respect to Integrity have been duly and timely filed, and all such Tax Returns are true and complete in all material respects. Integrity (i) has duly and timely paid all Taxes that are shown as due, or claimed or asserted by any taxing authority to be due, from Integrity for the periods covered by such Tax Returns and has made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment, or (ii) has duly provided for all such Taxes in the SAP Statements. There are no Liens with respect to Taxes (except for Liens with respect to real property Taxes not yet due) upon any of the Assets and Properties of Integrity.

          (b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Integrity has made due and sufficient current accruals for such Taxes in accordance with SAP, and such current accruals are duly and fully provided for in the SAP Statements of Integrity.

          (c) The United States federal income Tax Returns of Integrity and of the affiliated group (within the meaning of the Code) of which Integrity has been a member since 1992, currently are under examination by the IRS for the years 1990, 1991 and 1992. The status of the statutes of limitation for all open years is specified in Section 3.12(c) of the Disclosure Schedule. The state, local and foreign income Tax Returns of Integrity and of the affiliated group of which it has been a member during and after 1992 have not been audited or examined, and all statutes of limitation for all applicable state, local and foreign taxable periods through the respective years specified in Section 3.12(c) of the Disclosure Statement have expired. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from Integrity for any taxable period. The Seller has previously delivered to the Purchaser true and complete copies of each of (i) the most recent taxing authorities' audit reports relating to the United States federal, state, local and foreign income Taxes due from Integrity and
     (ii) the United States federal, state, local and foreign income Tax Returns, for each of the last three taxable years, filed by Integrity and Seller has made available to Purchaser for inspection true and correct copies of such returns (insofar as such returns relate to income, losses and premiums of Integrity) filed by any affiliated or consolidated group of which Integrity was then a member.

          (d) No audit or other proceeding by any court, governmental or regulatory authority, or similar Person is pending or, to the Knowledge of Seller, threatened with respect to any Taxes due from Integrity or any Tax Return filed by or relating to Integrity. To the Knowledge of Seller, no assessment of Tax is proposed or, based on existing facts and circumstances, is threatened against Integrity or any of its respective Assets and Properties.

          (e) No election under any of Section 108, 168, 441, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Integrity or any of its Assets and Properties. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Integrity or any of its Assets and Properties. None of the Assets and Properties of Integrity is an asset or property that the Purchaser or any of its Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to
     Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to Integrity or any of its Assets and Properties.

          (f)  Integrity has not agreed to and, to the
     Knowledge of Seller, is not required to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Integrity and neither the Seller nor Integrity has any application pending with any taxing authority requesting permission for any changes in any accounting method of any of them. To the Knowledge of Seller, the IRS has not proposed any such adjustment or change in accounting method.

          (g) Integrity has not been and is not in material violation (or with notice or lapses of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes.

          (h) Integrity is a party to the Consolidated Tax Allocation Agreement (the "Allocation Agreement"), a copy of which will be delivered pursuant to Section 3.12 of the Disclosure Schedule. Except for the Allocation Agreement, Integrity is not a party to, is not bound by, and has no obligation under, any tax sharing contract or similar Contract. At the Closing, Integrity shall cease to be a party to the Allocation Agreement. The Seller is not a foreign person within the meaning of Section 1445
     (b)(2) of the Code.

          (i) Except for the distribution of the balance of the Policy Holder's Surplus Account, on December 31, 1983, Integrity has not made any direct, indirect or deemed distributions that have been or to the Knowledge of Seller, could be taxed under Section 815 of the Code.

          (j) All or substantially all of ceding commission expenses paid or accrued by Integrity in connection with any reinsurance arrangement or Contract or transaction has been capitalized and amortized over the life or lives of such reinsurance arrangement or Contract in accordance with the decision of the United States Supreme Court in COLONIAL AMERICAN LIFE INSURANCE COMPANY V. COMMISSIONER OF INTERNAL REVENUE, 109 S.Ct. 240 (1989) or Section 848 of the Code.

          (k)  To the Knowledge of Seller, no material
     Liabilities have been proposed in connection with any audit or other proceeding by any court, governmental or regulatory authority, or similar person with respect to any Taxes due from Integrity or any Tax Return filed by or relating to Integrity.

          (l) Each reserve item with respect to Integrity set forth in the 1993 Federal income tax return was determined in all material respects in accordance with
     Section 807 of the Code or other applicable Code Sections, and has been consistently applied with respect to the filing of the Federal income tax returns for the years ended December 31, 1990 through December 31, 1993.

          (m) As of December 31, 1994, Integrity did not have and during the period from December 31, 1994 through the Closing Date will not have any tax liability to the Seller or any Affiliate of the Seller that resulted or will result from a transaction with an Affiliate prior to the Closing Date that would require payment after December 31, 1994.

          (n)  Since January 1, 1990, neither Seller nor
     Integrity has changed Integrity's method of tax accounting for any item without receiving approval for such change from the IRS.

     3.13 LITIGATION. Except as disclosed in Section 3.13 of the Disclosure Schedule (with paragraph references corresponding to those set forth below,):

          (a) There are no actions, suits, investigations or proceedings pending, or, to the Knowledge of Seller, threatened, against the Seller or its Assets and Properties, at law or in equity, in, before, or by any Person that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller to perform its obligations under this Agreement, or on the Business or Condition of Integrity.

          (b) there are no actions, suits, investigations or proceedings pending or, to the Knowledge of Seller, threatened, and no event, fact or circumstance has arisen or occurred (other than claims for benefits under insurance Contracts and annuities in force) that may reasonably be expected to result in the commencement of any action, suit proceeding or investigation, against Integrity or any of its respective Assets and Properties, at law or in equity, in, before, or by any Person that individually involves a claim or claims for any injunction or similar relief or for Damages exceeding $10,000 or an unspecified amount of Damages, or that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the Business or Condition of Integrity.

          (c) There are no writs, judgments, decrees or similar orders of any Person outstanding against Integrity that individually exceed $10,000 or that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the Business or Condition of Integrity and there are no injunctions or similar orders of any Person outstanding against Integrity.

     3.14 COMPLIANCE WITH LAWS. Except as disclosed in Section 3.14 of the Disclosure Schedule, Integrity has not been and is not in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law or any writ, judgment, decree, injunction or similar order applicable to Integrity or any of its Assets and Properties, except for violations which have been cured, which have been resolved or settled through agreements with applicable governmental authorities or claims for which are barred by an applicable statute of limitations, or which have not and are not reasonably expected to have a material adverse effect on the Business or Condition of Integrity. Without limiting the generality of the foregoing, except as disclosed in Section 3.14 of the Disclosure Schedule:

          (a) Since January 1, 1990, Integrity has duly and validly filed or caused to be so filed all material reports, statements, documents, registrations, filings or submissions that were required by Law to be filed with any Person and as to which the failure to so file, individually or in the aggregate with other such failures, has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of Seller to perform its obligations under this Agreement, or on the Business or Condition of Integrity; all such filings complied with applicable Laws in all material respects when filed, and to the Knowledge of Seller, no material deficiencies have been asserted by any Person with respect to any such filings.

          (b) The Seller has previously delivered to the Purchaser the reports reflecting the results of the most recent market conduct and financial examinations of

     Integrity issued by any insurance regulatory authority. To the Knowledge of Seller, all material deficiencies or violations in such reports have been resolved to the satisfaction of all applicable insurance regulatory authorities.

          (c) All outstanding insurance Contracts issued, reinsured or underwritten by Integrity are, to the Knowledge of Seller, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

          (d) (1) Section 3.14 of the Disclosure Schedule contains a list, true and complete, of (i) each master or prototype (as well as any individually designed) pension, profit sharing, defined benefit, Code Section 401(k), and other retirement or employee benefit plan or Contract (including, but not limited to, simplified employee pension plans, Code Section 403(a), (b) and (c) annuities, Keogh plans, and individual retirement accounts and annuities) offered or sold by Integrity to, or maintained or sponsored for the benefit of any employees of, any other Person, and (ii) each determination letter (or opinion or notification letter from the IRS with respect to those plans or Contracts for which such letters, rather than determination letters, are issued by the IRS) issued to Integrity relating to the creation or amendment of any such plan or Contract; provided, however, with respect to clause (ii) above, the Disclosure Schedule does not include any determination letters (or opinion or notification letters) that any Person that adopts or maintains any such plan or Contract has obtained. Each such plan or Contract in all material respects conforms with, and has been offered, sold, maintained and sponsored in accordance with, all applicable Laws. Notwithstanding the foregoing, neither Seller, FMI, nor Integrity makes any representation regarding any action of any Person that adopts or maintains any such plan or Contract for the benefit of its employees. To the Knowledge of Seller, Integrity is not a fiduciary with respect to any plan or Contract referenced in this Section 3.14(d).

          (2) Integrity does not provide administrative or other contractual services for any plan or Contract referenced in Section 3.14(d) (1), including, but not limited to, any third party administrative services for an Employee Welfare Benefit Plan.

          (3) To the extent that Integrity maintains any collective or commingled funds or accounts which restrict the Persons who may invest therein to tax-exempt entities or qualified plans, each such fund or account (of which a true and complete list and description is disclosed in
     Section 3.14 of the Disclosure Schedule) has been established, maintained and operated in accordance with all applicable Laws, has maintained its tax-exempt status and has no non-qualified plans or trusts or other taxable entities investing within it.

          (4)  In addition to the representations and
     warranties contained in Section 3.13 hereof, there are no claims pending, or (to the Knowledge of Seller) threatened against the Seller, FMI, Integrity, or any of their respective Assets or Properties, under any fiduciary liability insurance policy issued by or to any of them that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the Business or Condition of Integrity.

     3.15  BENEFITS PLANS, ERISA.

Integrity does not maintain and is not the sponsor of any Benefit Plans, and it has not maintained or sponsored such a plan during the last five years. Any Benefit Plans in which Integrity Employees participate are sponsored and maintained by Seller or an ERISA Affiliate (other than Integrity). None of such Benefit Plans is or has been a multi-employer plan, as that term is defined in Section 3(37) of ERISA, and neither the Seller nor Integrity, nor any ERISA Affiliate, has completely or partially withdrawn from a multi-employer plan. Seller has not sponsored any defined benefit pension plan within the last five years.

     3.16 PROPERTIES. Except as disclosed in Section 3.16 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) Integrity has good and valid title to all debentures, notes, stocks, securities, and other assets that are of a type required to be disclosed in Schedules B through DB of its Annual Statement and that are purported to be owned by it, free and clear of all Liens.

          (b) (i) None of the mortgage loans or other long term invested assets held by Integrity of the type required to be disclosed in Schedule B or BA of its Annual Statement, is or has been at any time since December 31, 1994, in default for more than 60 days as to any payment of interest or principal due thereon and, to the Knowledge of Seller the financial condition of any other party to such loan or asset is not so impaired as to cause a default thereunder, (ii) to the Knowledge of Seller, there is no existing circumstance or condition with respect to such loan or asset or any property mortgaged or pledged as collateral for the repayment thereof that would cause such loan to be subject to imminent default; and (iii) to the Knowledge of Seller, there is no valid right of offset, defense or counterclaim to such loan or asset.

          (c) Except with respect to Permitted Encumbrances, Integrity has a valid leasehold interest in the Office Lease free and clear of all Liens. Except for the Office Lease, Integrity does not own or otherwise have a leasehold interest in any Real Estate used in the conduct of its business, operations, or affairs of a type required to be disclosed in Schedule A of an Annual Statement. No improvement on any such Real Estate owned, leased, or held by Integrity encroaches upon any real property of any other Person. Integrity leases, or has a valid right under Contract or otherwise to use adequate means of ingress and egress to, from, and over all such real property.

          (d) Integrity owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all tangible personal property that is used in the conduct of its business, operations, or affairs, and which is located at its office at 140 Whittington Parkway in Louisville, Kentucky, free and clear of all Liens. All such tangible personal property is, except for reasonable wear and tear, in good operating condition and repair and is suitable for its current uses.

          (e) Section 3.16(e) of the Disclosure Schedule contains a list, true and complete in all material respects, of:

               (i) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, tradenames, and service marks that are used in the conduct of Integrity's business, operations or affairs (collectively, the "Intellectual Property");

               (ii) all material computer software, programs and similar systems which are owned by or licensed to Integrity and used in the conduct of its business, operations, or affairs (collectively, the "Owned Computer Rights"); and

               (iii) all material computer software,
               programs, and similar systems used in the conduct of Integrity's business, operations, or affairs and owned by or licensed to an Affiliate of Integrity (collectively, the "Affiliate Computer Rights").

          Except as otherwise disclosed in Section 3.16(e) of the Disclosure Schedule, Integrity has a nonexclusive right to use, free and clear of any royalty or other payment obligations, claims or infringement or alleged infringement, or other Liens, all Intellectual Property and Owned Computer Rights.

          Neither the Seller, Integrity, or any of their Affiliates has received any notice of any conflict with or a violation or infringement of or any claimed conflict with, nor, to the Knowledge of Seller, is in conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property or any Owned Computer Rights or Affiliate Computer Rights material to the Business or Operations of Integrity.

     3.17 CONTRACTS. Section 3.17 of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a list, true and complete in all material respects, of each of the following contracts or other documents or arrangements (true and complete copies, or, if none, written descriptions, of which will be made available to the Purchaser, together with all amendments thereto), to which Integrity is a party, or to which FMI is a party with respect to Integrity, or by which any of the Assets and Properties of Integrity is bound, except for the FMI Service Agreement (copies of which are not required to be provided to Purchaser):

          (a) all employment, agency, consultation, contracts for services or other Contracts of any type (except insurance Contracts or Benefit Plans including, without limitation, loans or advances) with any present Integrity/FMI Employee (or former Integrity/FMI Employee, if there exists any present or future liability with respect to such Contract, whether now existing or contingent) other than (i) Contracts terminable without penalty or other Liability upon 30 days or less notice,
     (ii) Contracts with consultants and similar representatives who do not receive compensation of $10,000 or more per year, (iii) employment or agency Contracts not containing terms which are unduly burdensome to Integrity with agents who do not receive compensation of $10,000 or more per year, and (iv) agency Contracts not on the standard form attached hereto as
     Exhibit I, and the name, position, and rate of compensation of each such Person and the expiration date of each such Contract, as well as all sick leave, vacation, holiday, and other similar practices, procedures, and policies of FMI or Integrity with respect to such Integrity/FMI Employees which are established or administered other than as Benefit Plan;

          (b) To the Knowledge of Seller, all Contracts with any Person containing any provision or covenant limiting the ability of Integrity to engage in any line of business or to compete with or to obtain products or services from any Person or, except as provided in
     Section 5.21 hereof, limiting the ability of any Person to compete with or to provide products or services to Integrity;

          (c) all material partnership, joint venture, profit-sharing, or similar Contracts with any Person except for any such arrangement disclosed in the December
     31, 1994 Annual Statement (and the notes relating thereto) and Benefit Plans;

          (d) all Contracts relating to the borrowing of money by Integrity or to the direct or indirect guarantee by Integrity of any obligation for borrowed money in excess of $10,000 in the aggregate or any other Liability in respect of indebtedness of any other Person, including without limitation any Contract relating to (i) the maintenance of compensating balances that are not terminable by Integrity without penalty or other Liability upon not more than 60 calendar days' notice,
     (ii) any line of credit or similar facility, (iii) the payment for property, products, or services of any other Person, even if such property, products, or services have not been conveyed, delivered, or rendered, or (iv) the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements; and Section 3.17(d) of the Disclosure Schedule contains a true and complete list of any requirements for consents or approvals of creditors needed for the Seller to consummate the transactions contemplated hereby;

          (e) all leases or subleases of Real Estate used in the business, operations, or affairs of Integrity, and all other material leases, subleases, or rental or use
     Contracts for which Integrity is liable;

          (f)  all Contracts relating to the future
     disposition or acquisition of any material Assets or Properties of any Person or of any interest in any business enterprise (other than the disposition or acquisition of material Assets or Properties, for fair market value in the ordinary course of business and consistent with past practice);

          (g) all Contracts or arrangements between Integrity and Seller or any other Affiliate of Integrity relating to allocations of expenses, personnel, services, or facilities;

          (h) all reinsurance, coinsurance, or other similar Contracts, and all trust agreements or other security agreements related thereto, indicating, with respect to each group of such Contracts (by reinsurer or coinsurer) or security agreement, the information required to be disclosed in Schedule S of an Annual Statement;

          (i) all outstanding proxies, powers of attorney, or similar delegations of authority, except for powers of attorney for the service of process pursuant to applicable insurance or corporate Laws;

          (j)  all Contracts for the provision of
     administrative services by or to Integrity;

          (k)  all material Contracts for any product,
     service, equipment, facility, or similar item (other than insurance and annuity Contracts and other than reinsurance, coinsurance, and other similar Contracts) that by their respective terms do not expire or terminate or are not terminable by Integrity, without penalty or other Liability, within ninety (90) days after December 31, 1994; and

          (l) all other Contracts (other than insurance Contracts) that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to Integrity of the Subsidiaries of more than $10,000 individually or in the aggregate or that are otherwise material to the Business or Condition of Integrity.

     Each Contract disclosed or required to be disclosed in the Disclosure Schedule pursuant to this Section 3.17 is in full force and effect and constitutes a valid, and binding obligation of Integrity and, to the Knowledge of Seller, of each other Person that is a party thereto in accordance with its terms, except to the extent that (a) enforcement may be limited by or is subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally, and (b) the remedy of a specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefore may be brought;
provided, however, that, to the Knowledge of Seller, no party has any equitable defenses that would affect the enforcement of this Agreement against Seller, and neither Integrity nor (to the Knowledge of Seller) any other party to such Contract has materially violated, breached or defaulted under any such Contract (or without notice or lapse of time or both, would be in material violation or breach of or default under any such Contract).
Except as disclosed in Section 3.17 of the Disclosure Schedule, Integrity is not a party to or bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice and the performance of which by Integrity or the failure to perform by the other party has or would reasonably be expected to have, individually or in the aggregate with the performance of or failure to perform pursuant to any other such Contracts, a material adverse effect on the Business or Condition of Integrity. None of Integrity or FMI with respect to Integrity/FMI Employees, is a party to or bound by any collective bargaining or similar labor Contract.

     3.18 INSURANCE ISSUED BY INTEGRITY. Except as disclosed in Section 3.18 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) All insurance Contract benefits payable by Integrity and (to the Knowledge of Seller) by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with Integrity have in all material respects been paid in accordance with the terms of the insurance, annuity, and other

     Contracts under which they arose, except for such benefits for which there is, in the opinion of Seller, a reasonable basis to contest payment.

          (b) Integrity has no outstanding annuity Contracts. No outstanding insurance Contract issued, reinsured, or underwritten by Integrity entitles the holder thereof or any other Person to receive dividends, distributions, or other benefits based on the revenues or earnings of Integrity or any other Person.

          (c) The underwriting standards utilized and ratings applied by Integrity and (to the Knowledge of Seller) by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with Integrity conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar Contracts.

          (d) Neither Seller nor Integrity has received any information which would cause it to believe that the financial condition of any other party to any reinsurance, coinsurance, or other similar Contracts with Integrity is so impaired as to result in a default thereunder.

          (e) (i) To the Knowledge of Seller, each insurance agent, at the time such agent wrote, sold, or produced business for Integrity at any time since January 1, 1990, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business and (ii) neither Seller nor Integrity has been notified that any such insurance agent violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the writing, sale, or production of business for Integrity, except for violations which have been cured, which have been resolved or settled through agreements with applicable governmental authorities or claims with respect to which are barred by an applicable statute of limitations.

          (f) To the Knowledge of Seller, the tax treatment under the Code of all insurance annuity or investment policies, plans, or contracts; all financial products, employee benefit plans, individual retirement accounts or annuities; or any similar or related policy, contract, plan, or product, whether individual, group, or otherwise, issued or sold by Integrity is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts qualified or purported to qualify at the time of its issuance or purchase, except for changes resulting from changes to the Code effective after the date of such issuance or purchase. For purposes of this Section 3.18(f), the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 89, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404,
     408, 412, 415, 419, 419A, 457, 501, 505, 817, 818, 7702,
     and 7702A of the Code.

     3.19 THREATS OF CANCELLATION. Except as disclosed in Section 3.19 of the Disclosure Schedule, since December 31, 1994, no policyholder, group of policyholder Affiliates, or Persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate accounted for 5% or more of the premium or annuity income of Integrity for the year ended December 31, 1994, has terminated or (to the Knowledge of Seller) threatened to terminate its relationship with Integrity.

     3.20 LICENSES AND PERMITS. Except as disclosed in Section 3.20 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) Integrity owns or validly holds, all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments that are required for its business, operation, and affairs and that the failure to so own or hold has or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business or Condition of Integrity; and

          (b)  all such licenses, franchises, permits,
     approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid, binding, and in full force and effect.

     3.21 OPERATIONS INSURANCE. Section 3.21 of the Disclosure Schedule contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the business, operations, or affairs of Integrity or affect or relate to the ownership, use, or operations of any of its Assets and Properties and (a) that have been issued to Integrity (including without limitation the names and addresses of the insurers, the expiration dates thereof, and the annual premiums and payment terms thereof) or (b) that are held by the Seller or by any affiliate of the Seller (other than Integrity) for the benefit of Integrity. All such insurance is in full force and effect and (to the Knowledge of Seller) is with financially sound and reputable insurers and, in light of the respective business, operations and affairs of Integrity, is in amounts and provides coverage that are reasonable and customary for Persons in similar businesses.

     3.22 INTERCOMPANY LIABILITIES. Except as reflected in the December 31, 1994 Annual Statement, or except as disclosed in Section 3.22 of the Disclosure Schedule, (a) there are no Liabilities between Integrity and the Seller or any other Affiliate of Integrity and (b) neither the Seller nor any other Affiliate of Integrity provides or causes to be provided to Integrity any products, services, equipment, facilities, or similar items. Except as disclosed in Section 3.22 of the Disclosure Schedule, since December 31, 1994, no such intercompany liabilities in excess of an aggregate of $10,000 have been paid, and no settlements of such intercompany Liabilities have been made.

     3.23 BANK ACCOUNTS.  Section 3.23 of the Disclosure Schedule contains
(a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which Integrity has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship and (b) a true and complete list and description of each such account, box, and relationship, indicating in each case the account number and the names of the respective officers, employees, agents, or other similar representatives of Integrity transacting business with respect thereto.

     3.24 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser, without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser, a Designated Subsidiary, or Integrity for a finder's fee, brokerage commission, or similar payment.

     3.25  EMPLOYEES.  Integrity has no employees except those set forth in
Section 3.26 of the Disclosure Schedule. All management, data processing and administrative services required to operate Integrity's business are provided by FMI, except those set forth in Section 3.26 of the Disclosure Schedule, and all of the personnel required to perform such services are employed by FMI. Purchaser or the Designated Subsidiary shall have the right, but not the obligation, to offer employment to any Integrity/FMI Employee.

                                ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Seller as follows:

     4.1 ORGANIZATION OF PURCHASER AND THE DESIGNATED SUBSIDIARY. The Purchaser is a corporation duly organized, and validly existing, under the Laws of Kentucky and has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The Purchaser is duly licensed, qualified, or admitted to do business in all jurisdictions in which the failure to be so licensed, qualified, or admitted, individually or in the aggregate with other such failures, has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Purchaser to perform its obligations under this Agreement or on the Business or Condition of the Purchaser. On the Closing Date, the Designated Subsidiary will be a corporation duly organized, and validly existing under the Laws of its jurisdiction of incorporation and will have full corporate power and authority to purchase (pursuant to this Agreement) and own the Shares.

     4.2 AUTHORITY OF PURCHASER AND THE DESIGNATED SUBSIDIARY. The Board of Directors of the Purchaser has duly and validly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement constitutes a valid, and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought; provided, however, that to the Knowledge of Purchaser no party has any equitable defenses that would effect the enforcement of this Agreement against the Purchaser. On the Closing Date, the purchase of the Shares by the Designated Subsidiary will be duly and validly authorized by all necessary corporate action on the part of such Designated Subsidiary.

     4.3 NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser and the Designated Subsidiary of their respective obligations under this Agreement will not:

          (a) subject to obtaining the approvals contemplated by sections 6.1 and 6.2 hereof, violate any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Purchaser or the Designated Subsidiary;

          (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the Articles of Incorporation or by-laws of the Purchaser or the Articles of Incorporation or by-laws of the Designated Subsidiary;

          (c) result in the creation or imposition of any Lien upon the Purchaser or the Designated Subsidiary or any of their respective Assets and Properties that individually or in the aggregate with any other Liens has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Purchaser or the Designated Subsidiary to perform their respective obligations under this Agreement;

          (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which the Purchaser or the Designated Subsidiary is a party or by which any of their respective Assets and Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Purchaser or the Designated Subsidiary to perform their respective obligations under this Agreement.

     (e) require the Purchaser or the Designated Subsidiary to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except (i) as contemplated in
Section 6.1 or 6.2 hereof, or (ii) those which the failure to obtain, make, or give individually or in the aggregate with other such failures has not or would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Purchaser or the Designated Subsidiary to perform their respective obligations under this Agreement.

     4.4 LITIGATION. There are no actions, suits, investigations, or proceedings pending or(to the Knowledge of the Purchaser) threatened against the Purchaser, or the Designated Subsidiary, and (to the Knowledge of Purchaser) no event, fact or circumstance has arisen or occurred that may reasonably be expected to result in any action, suit, investigation or proceeding against the Purchaser or the Designated Subsidiary at law or in equity, in, before, or by any Person, that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Purchaser or the Designated Subsidiary to perform their respective obligations under this Agreement.

     4.5 PURCHASE FOR INVESTMENT. The Shares to be acquired under the terms of this Agreement will be acquired by the Purchaser and/or the Designated Subsidiary for its own account for the purpose of investment and not for the purpose or with the intent of a distribution or other sale or disposition thereof. The Purchaser will, and will cause the Designated Subsidiary to, refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any provision of the Securities Act of 1933, as amended, or of any securities Law of any state or other jurisdiction regulating the disposition thereof. The Purchaser agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities Laws and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

     4.6 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller, without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission, or similar payment.


                                 ARTICLE V

                            COVENANTS OF SELLER

     The Seller covenants and agrees with the Purchaser that, at all times before the Closing (or, with respect to the covenants and provisions of Sections 5.19, 5.20 and 5.21 hereof, for the respective periods after the Closing Date therein specified), the Seller will comply with all covenants and provisions of this Article V, except to the extent the Purchaser may otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, or to the extent otherwise required or permitted by this Agreement.

     5.1 REGULATORY APPROVALS. Except as shown in Schedule 5.1 of the Disclosure Schedule, Seller does not require the approval, consent, authorization, exemption or clearance of any Person, other than governmental agencies, to the consummation of the transactions contemplated in this Agreement. The Seller will, and will cause Integrity to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain, as promptly as practicable, all approvals required by any applicable Contract of the Seller or Integrity to consummate the transactions contemplated hereby,
(b) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Seller or Integrity to permit the Seller to consummate the transactions contemplated hereby, (c) provide such other information and communications to such governmental and regulatory authorities as the Purchaser or such authorities may reasonably request in conjunction with obtaining such approvals, (d) cooperate with and provide to the Purchaser such financial information as it may reasonably request with which to prepare such pro forma financial statements as may reasonably be required to be filed with regulatory authorities, and (e) take all commercially reasonable steps to cooperate with the Purchaser and the Designated Subsidiary in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of the Purchaser or the Designated Subsidiary to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in Pennsylvania and Kentucky.

     5.2 HSR FILINGS. The Seller will, with respect to the transactions contemplated hereby, (a) take promptly all actions necessary to make the filings required of the Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Seller or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Purchaser in connection with the Purchaser's filings under the HSR Act, and (d) request early termination of the applicable waiting period under the HSR Act.

     5.3 INVESTIGATION BY THE PURCHASER. The Seller will provide, and will cause Integrity to provide, (a) the Purchaser, its lenders, and their respective counsel, accountants, actuaries, and other representatives with access, upon reasonable notice and during normal business hours, to all facilities, officers, employees, agents (except insurance agents), accountants, actuaries, Assets and Properties, and Books and Records of Integrity and will furnish the Purchaser and such other Persons during such period with all such information and data (including without limitation copies of Contracts, Benefit Plans, and other Books and Records) concerning the business, operations, and affairs of Integrity as the Purchaser or any of such other Persons reasonably may request and (b) the Purchaser with notice of and full access to all meetings (and all actions by written consent in lieu thereof) of the board of directors and stockholders of Integrity involving matters which are not in the ordinary course of business and consistent with past practice of Integrity, except such meetings as involve only matters related to the consummation of the transactions contemplated herein.

     5.3(a) COOPERATION WITH PURCHASER. The Seller will cooperate with and will cause Integrity to cooperate with the Purchaser and its representatives with respect to their preparation and planning for the implementation of any changes in or conversions of any system or procedures which the Purchaser reasonably deems to be necessary or appropriate to the operation of Integrity following the Closing Date. Without limiting the generality of the foregoing, Seller will cooperate with and will cause Integrity to cooperate with Purchaser and the Designated Subsidiary to obtain assignments of such computer software and programs which Purchaser or the Designated Subsidiary reasonably deems necessary to the administration of Integrity's business following the Closing;

provided that Seller does not represent that any of such assignments may be approved or obtained.

     5.4 NO NEGOTIATIONS, ETC. The Seller will not take, and will not permit Integrity or any other Affiliate of the Seller (or permit any other Person acting for or on behalf of any of them) to take, directly or indirectly, any action, except as required by Section 5.25 hereof or as otherwise permitted or required by this Agreement or, on the advice of counsel, as required under any duties that may be imposed upon the board of directors of Seller by applicable Law, (a) to seek or encourage any offer or proposal from any Person to acquire any shares of capital stock or any other securities of Integrity or any interests therein or Assets and Properties thereof or interests therein, (b) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with Integrity, (c) to liquidate, dissolve, or reorganize Integrity, (d) to acquire or transfer any Assets and Properties of Integrity or any interests therein, except as contemplated by the terms of this Agreement, (e) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, or reorganization, or (f) to furnish or cause to be furnished any information with respect to Integrity to any Person (other than the Purchaser or the Designated Subsidiary or as provided in Section 5.3) that the Seller or Integrity, or any other Affiliate of the Seller (or any Person acting for or on behalf of any of them), knows or has reason to believe is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution, or reorganization. If the Seller, Integrity, or any other Affiliate of the Seller receives from any Person (other than the Purchaser or the Designated Subsidiary) any offer, proposal, or informational request that is subject to this Section 5.4, the Seller will promptly advise such Person, by written notice, of the terms of this Section 5.4 and will promptly deliver a copy of such notice to the Purchaser.

     5.5 CONDUCT OF BUSINESS. The Seller will cause Integrity to conduct its business only in the ordinary course and consistent with past practice, except as otherwise provided in this Agreement or except as may be consented to by the Purchaser, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing:

          (a) The Seller will use, and will cause Integrity to use, all commercially reasonable efforts to (i) preserve intact Integrity's present business organization, reputation, and policyholder or customer relations, (ii) keep available the services of Integrity's present key officers, directors, employees, agents, consultants, and other similar representatives,
     (iii) maintain all licenses, qualifications, and authorizations to do business in each jurisdiction in which Integrity is so licensed, qualified, or authorized,
     (iv) except as otherwise permitted by this Agreement, maintain in full force and effect all Contracts, documents, and arrangements set forth in Section 3.17 of the Disclosure Schedule hereof, (v) maintain all of Integrity's Assets and Properties in good working order and condition, ordinary wear and tear excepted and, (vi) continue all current marketing and selling activities relating to its business, operations, or affairs in accordance with its current marketing plan.

          (b) The Seller will cause the Books and Records of Integrity to be maintained in the usual manner and consistent with past practice and will not permit a material change in any applicable underwriting, investment, actuarial, financial reporting, or accounting practice or policy of Integrity or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including without limitation any practice, policy, assumption, or method relating to or affecting the determination of insurance or annuities in force, premium or investment income, Reserve Liabilities, or operating ratios with respect to expenses, losses, or lapses).

          (c) The Seller will cause Integrity (i) to prepare properly and to file duly and validly all reports and all Tax Returns required to be filed with any governmental or regulatory authorities with respect to its business, operations, or affairs, and (ii) to pay in full and when due all Taxes indicated by such Tax Returns or otherwise levied or assessed upon it or any of its Assets and Properties, and to withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all Taxes that it is required to so withhold or collect and pay, based upon information provided to Seller, unless such Taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in its Books and Records.

          (d) Except as disclosed in Section 3.9 of the Disclosure Schedule, the Seller will cause (i) all Reserve Liabilities with respect to insurance and annuity Contracts established or reflected in the Books and Records of Integrity to be (A) established and reflected on a basis consistent with those Reserve Liabilities and reserving methods followed by Integrity in the preparation of the December 31, 1994 Annual Statement and
     (B) adequate (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses, and other liabilities of Integrity under all insurance Contracts pursuant to which Integrity has or will have any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance, or other similar Contract); and (ii) Integrity to continue to own assets that qualify as legal reserve assets under all applicable insurance Laws in an amount at least equal to their required Reserve Liabilities. No warranty is made as to the ultimate adequacy of the Reserve Liabilities to satisfy the Liabilities and obligations reserved against.

          (e) The Seller will use, and will cause Integrity to use, all commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 3.21 of the Disclosure Schedule. Any and all benefits under such Contracts paid or payable prior to the Closing with respect to the business, operations, affairs, or Assets and Properties of Integrity shall be paid or payable to it.

          (f) The Seller will cause Integrity to continue to comply, in all material respects, with all Laws applicable to Integrity's business, operations, or affairs.

          (g) From the date hereof through the Closing, the Seller will cause Integrity not to realize net capital gains or losses from the sale of bonds or other fixed maturity investments in an aggregate amount exceeding $250,000.

     5.6  FINANCIAL STATEMENTS AND REPORTS.

          (a) As promptly as practicable after each calendar quarter ending between the date hereof and the Closing
     Date, the Seller will deliver to the Purchaser true and complete copies of the following:

               (i) the Quarterly Statement filed by
          Integrity for each quarter then ended;

               (ii) presentations for Integrity
          reflecting, as of the end of each such
          quarter, the information of the type required by the line items set forth on pages 2, 3, 4, 5, 6, 8, 9 and 12 and on Schedules A through
          DB of the December 31, 1994 Annual Statement, which presentations shall be prepared in accordance with SAP and will present fairly, in all material respects, the admitted assets, liabilities, and capital and surplus of Integrity as of the date thereof and the results of its operations and cash flows for and during the respective periods covered thereby; and

          (b) As promptly as practicable, the Seller will deliver to the Purchaser true and complete copies of such other material financial statements, reports, or analyses as may be prepared or received by the Seller, Integrity or any other Affiliate of the Seller and as relate to any of the business, operations, or affairs of Integrity including without limitation normal internal reports which Integrity prepares (such as those reflecting monthly premiums, claims, and cash flow) and special reports (such as those of financial consultants).

     5.7 INVESTMENTS. Integrity will invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its Assets and Properties, and any cash funds currently held by it exclusively in cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, commercial paper rated A-1 or P-1, or certificates of deposit issued by one or more of the banks or financial institutions listed in Section 5.7 of the Disclosure Schedule), except (i) as otherwise required by Law, (ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its reasonably anticipated current obligations (iii) in accordance with the investment policy set forth in Section 5.7 of the Disclosure Schedule or (iv) as consented to by the Purchaser. The Seller will not, and will cause Integrity not to, take any actions other than as otherwise permitted by this Agreement or in the ordinary course of business and consistent with past practice (including, without limitation, normal amortization and depreciation of any depreciable asset) designed to cause the assets of Integrity that are classified as nonadmitted under SAP or by the applicable insurance regulatory authorities, to be less than their respective dollar amounts as of December 31, 1994.

     5.8  EMPLOYEE MATTERS.

          (a) Except as may be required by Law or by this Agreement or as disclosed in Section 5.8 of the Disclosure Schedule, or except for such Contract representations, promises, changes, alterations, or amendments that do not and will not result in any Liability to any of Integrity, the Purchaser, or the Designated Subsidiary, or except for the actions required by Section 5.9 hereof, the Seller will refrain, and will cause Integrity to refrain, from directly or indirectly, without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

               (i) making any representation or promise, oral or written, to any Integrity/FMI Employee which is inconsistent with the terms of any Benefit Plan in which such Employee is eligible to participate;

               (ii)  except for bonus payments disclosed
          in Section 5.8(ii) of the Disclosure Schedule
          (which are to be paid by Integrity or the Seller at the Closing), making any change to, or amending in any way, the Contracts, salaries, wages, or other compensation of any Integrity/FMI Employee whose annual compensation exceeds $25,000 other than routine changes or amendments that (a) are made in the ordinary course of business and consistent with past practice, (b) do not and will not result in increases of more than 5% in the salary, wages, or other compensation of any such Person, and (c) do not and will not exceed, in the aggregate, 5% of the total salaries, wages, and other compensation of all Integrity/FMI Employees;

               (iii)  adopting, entering into, amending,
          altering, or terminating partially or
          completely, any employment, agency,
          consultation, or representation Contract that is, or had it been in existence on the effective date of this Agreement would have been, required to be disclosed in Section
          3.17(a) of the Disclosure Schedule;

               (iv)  approving any general or company-
          wide pay increases for Integrity/FMI
          Employees; or

               (v)  entering into any Contract with any
          Integrity/FMI Employee that is not terminable at will by FMI.

     5.9 EMPLOYEES. The Seller will cause Integrity to refrain from hiring any employees except in the ordinary course of business to replace existing employees.

     5.10 NO CHARTER AMENDMENTS. The Seller will cause Integrity to refrain from amending its articles or certificate of incorporation or by-laws and from taking any action with respect to any such amendment.

     5.11 NO ISSUANCE OF SECURITIES. The Seller will cause Integrity to refrain from authorizing or issuing any shares of its capital stock or other equity securities or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities.

     5.12 NO DIVIDENDS. Except as otherwise expressly provided herein, the Seller will cause Integrity to refrain from declaring, setting aside, or paying any dividend or other distribution in respect of its capital stock and from directly or indirectly redeeming, purchasing, or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock.

     5.13 NO DISPOSAL OF PROPERTY. Except as set forth in Section 5.13 of the Disclosure Schedule and as otherwise expressly provided in this Agreement, the Seller will cause Integrity to refrain from (a) disposing of any of its Assets and Properties and from permitting any of its Assets and Properties to be subjected to any Liens, except to the extent any such disposition or on any such Lien is made or incurred in the ordinary course of the business and consistent with past practice, (b) selling any material part of its insurance products, operations, or business to any third party (other than sales of insurance products in the ordinary course of business consistent with past practice), (c) entering into any contracts obligating it to administer the insurance operations of any other Person and
(d) entering into any Contracts permitting any other Person to administer its insurance operations.

     5.14 NO BREACH OR DEFAULT. The Seller will cause Integrity to refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation, breach, or default, in any way under any term or provision of any Contract to which it is a party or by which any of its Assets and Properties is or may be bound.

     5.15 NO INDEBTEDNESS. Except in the ordinary course of business and consistent with past practice and except for existing contractual obligations, the Seller will cause Integrity to refrain from creating, incurring, assuming, guaranteeing, or otherwise becoming liable for, and from cancelling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, any Liability, and from waiving any right to receive any direct or indirect payment or other benefit under any Liability owing to it.

     5.16  NO ACQUISITIONS.  The Seller will cause Integrity to refrain from
(a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other Person, (b) acquiring or agreeing to acquire blocks of business of all or substantially all the Assets and Properties or capital stock or other equity securities of any other Person, or (c) otherwise acquiring or agreeing to acquire control of any other Person.

     5.17 INTERCOMPANY LIABILITIES. At least five Business Days before the Closing, the Seller will deliver to the Purchaser a true and complete list and description of all Liabilities between Integrity and the Seller or any other Affiliate of Integrity to be outstanding on the Closing Date. At or prior to the Closing, all such liabilities shall be paid, except as otherwise specifically provided herein. Integrity shall not enter into any Contract or, except as required by any Contract disclosed in Section 3.17(g) of the Disclosure Schedule, engage in any transaction with the Seller or any other Affiliate of Integrity. Except as otherwise specifically provided herein or as otherwise agreed to by Purchaser and Seller prior to the Closing Date, on the Closing Date the Seller will terminate and will cause its Affiliates to terminate each Contract between Integrity and the Seller or any other Affiliate of Integrity, including without limitation each Contract disclosed in Section 3.17(g) of the Disclosure Schedule and any Contract or other obligation with or to FMI.

     5.18 RESIGNATIONS OF DIRECTORS. The Seller will cause such members of the Boards of Directors and officers of Integrity as are designated by the Purchaser in writing at least 5 days prior to the Closing Date to tender, effective at the Closing, their resignations from such Boards of Directors or from such offices.

     5.19  TAX MATTERS.

          (a) Except as required by Section 5.23 hereof, the Seller will refrain and will cause Integrity to refrain from making, filing, or entering into (whether before or after the Closing) any election, consent, or agreement described in
     Section 3.12(e) or Section 3.12(f) hereof with respect to Integrity or any of its Assets and Properties.

          (b) Seller will cause Integrity to establish a reserve in Integrity's balance sheet at the Closing Date, to the extent required by SAP, to reflect the Tax effect of any adjustments (relating to income, losses or premiums of Integrity) by the IRS which have not been settled by the Closing Date.

          (c) Each reserve item with respect to Integrity set forth in the 1993 Federal income tax return will be consistently applied with respect to Integrity in the 1994 and short period 1995 Federal income tax returns when such returns are filed; a specific tax reserve calculation will be made as of the Closing Date, the short period 1995 Federal income tax return will be prepared within 60 days after the Closing Date, and such short period return will be subject to review by the non-preparing party.

          (d) Seller will not make an election to reattribute losses of Integrity as provided by Section 1.1502-20(g) of the Regulations to the Code.

          (e) Seller will make available to Purchaser or its representatives, for review but not copying, documentation
     (including without limitation the workpapers of Coopers &

     Lybrand and the Seller, if any), to the extent such documentation is not privileged, of any and all Tax exposures in the Seller's consolidated Tax Return which includes
     Integrity, related to Tax years not examined and settled by the IRS or closed by statute.

     5.20 BOOKS AND RECORDS. On the Closing Date, the Seller will deliver to the Purchaser or will make available to the Purchaser all Books and Records of Integrity at its offices, and, if (at any time after the Closing) the Seller discovers in its possession or under its control any other Books and Records of Integrity will forthwith deliver such Books and Records to the Purchaser.

     5.21  NON-COMPETITION.

          (a) The Seller will refrain and will cause its present and future Affiliates (other than Integrity) to refrain from directly or indirectly utilizing or attempting to utilize any information regarding the policyholders or any of the officers, directors, employees, agents, consultants, or other similar representatives of Integrity for the purposes of causing or attempting to cause (i) any policyholder to replace or terminate any insurance Contract issued, reinsured, or underwritten by Integrity, in whole or in part, with products of any other Person at any time, (ii) any reinsurer to terminate any reinsurance, coinsurance, or other similar Contract, or sever a relationship, with Integrity at any time, or (iii) any agent (including without limitation any insurance agent), consultant, or other similar representative of Integrity to resign or sever a relationship with Integrity at any time.

          (b) The Seller agrees with the Purchaser that for a period of five (5) years following the Closing, neither Seller nor any of its present Affiliates (but only for so long as they remain Affiliates of Seller) will, directly or indirectly (except through a future Affiliate), conduct or otherwise engage in the business of offering, selling, issuing or servicing Industrial Life Insurance in any state or other jurisdiction in which Integrity is licensed to underwrite (and is underwriting) Industrial Life Insurance as of the Closing, or interfere or attempt to interfere with Integrity (or any person into which Integrity is merged or otherwise consolidated) relating, directly or indirectly, to the conduct of the business of Industrial Life Insurance or interfere or attempt to interfere with any officers, employees, representatives or agents of Integrity (or any Person into which Integrity is merged or otherwise consolidated) or induce or attempt to induce them to leave the employ of Integrity (or any Person into which Integrity is merged or otherwise consolidated) or violate the terms of their Contracts or any of their employment arrangements with Integrity (or any Person into which Integrity is merged or otherwise consolidated).

          (c) The Seller acknowledges that the covenants of the Seller set forth in this Section 5.21 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The Seller acknowledges that this Section 5.21 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this
     Section 5.21 are reasonable and proper as to time, geographic scope and business scope.

     5.22 DISCLOSURE SCHEDULE. The Seller shall deliver the Disclosure Schedule to the Purchaser no later than fifteen (15) Business Days after the date of this Agreement. Any matter disclosed under one Section of the Disclosure Schedule shall be considered to be disclosed under all other applicable Sections of the Disclosure Schedule from which it is inadvertently omitted.

     5.23 NOTICE AND CURE. The Seller will notify the Purchaser promptly in writing of, and contemporaneously will provide the Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Seller under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. The Seller also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

     5.24 SUPPLEMENTS TO SCHEDULES. The Seller shall at any time or from time to time after the date hereof and prior to the Closing Date, supplement or amend the Disclosure Schedule with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described therein. No supplement or amendment to the Disclosure Schedule shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII; PROVIDED, HOWEVER, that no matter arising after the date hereof and disclosed in an amendment or supplement to the Disclosure Schedule pursuant to this Section shall form the basis for a claim for indemnification by the Purchaser under Article X hereof if the transactions contemplated hereby are consummated and any Damages incurred or reasonably anticipated to result from such matter are accrued as Liabilities in accordance with SAP in calculating the Adjusted Capital and Surplus of Integrity pursuant to Section 2.3 hereof.

     5.25 REINSURANCE AGREEMENT. As of the Closing, Seller will cause Integrity to cede to an assuming insurer on an assumption reinsurance basis or on a 100% coinsurance basis, at Seller's election, the Reinsured Business and Integrity will simultaneously cease issuing any new medicare supplement insurance contracts and long term care insurance contracts. The assuming insurer, the form of the Reinsurance Agreement and the assets to be transferred to support the reserves on the Reinsured Business will be subject to the approval of Purchaser, which approval will not be unreasonably withheld or delayed. Given, however, that, to the extent practical, the bonds selected for transfer to the reinsurer to support the reserves will, as to unrealized appreciation or depreciation, maturity distribution and quality distribution (as determined by NAIC rating), be proportionately the same as the bond portfolio as a whole, so that the transfer of such bonds will produce a result which is no more or less favorable to Seller or Purchaser. Subject to Section 8.9 hereof, the Net After-Tax Ceding Commission, if any, received by Integrity on the Reinsured Business will be paid by Integrity, as an extraordinary dividend (which shall not be deemed a part of the nonextraordinary dividend to be paid pursuant to Section 2.2 hereof), to Seller and Integrity's other shareholders on the date of the Closing. The receipt by Integrity of the ceding commission and its payment to the Seller and Integrity's other shareholders shall not affect the Purchase Price.

     5.26 REMOVAL OF ASSETS. At or prior to the Closing, and in any event prior to the determination of the proportionate effect of allocations of bond transfers contemplated in Section 5.25 hereof, Seller will cause Integrity to sell the following assets for aggregate cash consideration in an amount not less than the aggregate statutory statement value of such assets at December 31, 1994:

          (i) Fund America Investors Corp. listed on page 59.3, of Integrity's 1994 Annual Statement, CUSIP # 36076RAL7;

          (ii) Condominiums situated in Houston, Texas listed on page 32, line 1 of Integrity's 1994 Annual Statement; and

          (iii) Mortgage secured by an apartment complex in Joplin, Missouri listed on page 37, line 3 of Integrity's 1994 Annual
Statement.

     5.27 INTEGRITY/FMI EMPLOYEE BENEFITS. Seller will pay or will cause its Affiliates, other than Integrity, to pay all benefits which any Integrity/FMI Employee is entitled to receive under any Benefit Plan through the Closing Date, except as otherwise provided in Section 6.8 hereof. Furthermore, Seller will continue to administer after the Closing the Benefit Plans in which the Integrity/FMI Employees named in Section 6.8(a)(i) and
(ii) of the Disclosure Schedule participates to the extent necessary to provide the benefits to those Integrity/FMI Employees that are the liability of Purchaser as provided in Section 6.8(a)(i) and (ii) hereof, provided that this covenant is conditioned upon, and subject to Seller receiving from Purchaser payment of all amounts for which Purchaser is liable pursuant to
Section 6.8(a)(i) and (ii) hereof prior to the time such benefits are payable to those Integrity/FMI Employees set forth in Section 6.8(a)(i) and (ii) of the Disclosure Schedule and Seller shall have no liability for such benefits to the extent those amounts related thereto are not so paid to Seller.

     5.28  ESCROW AGREEMENT. At the Closing, Seller will enter into the
Escrow Agreement with an escrow agent and the Purchaser or the Designated Subsidiary in a form mutually acceptable to both the Seller and the Purchaser.

     5.29 MAINTENANCE OF LICENSES. Seller will cause Integrity to maintain in good standing all licenses to do business in the jurisdictions listed in
Section 3.3 of the Disclosure Schedule.

     5.30 EMPLOYEE CLAIMS. Except as otherwise provided in Section 5.27, Seller assumes responsibility or will cause FMI to assume responsibility for any and all liabilities, claims and/or causes of action asserted or which may be asserted by any Person claiming to be an employee of Integrity or by any Integrity/FMI Employee arising out of or based upon any state of facts existing prior to the Closing.

     5.31 GAAP FINANCIAL STATEMENTS. Seller will use its commercially reasonable efforts to make available to Purchaser, to the extent available, such financial records and related information as necessary to enable Purchaser to prepare financial statements in accordance with the GAAP purchase method of accounting as of the date Integrity was purchased by Seller, and for any periods thereafter, that are required to be filed by Purchaser with the Securities and Exchange Commission.

                                ARTICLE VI

                          COVENANTS OF PURCHASER

     The Purchaser covenants and agrees with the Seller that, at all times before the Closing, the Purchaser will comply with all covenants and provisions of this Article VI, except to the extent the Seller may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

     6.1 REGULATORY APPROVALS. The Purchaser will, or will cause the Designated Subsidiary to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Purchaser or the Designated Subsidiary to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in Kentucky and Pennsylvania, (b) provide such other information and communications to such governmental and regulatory authorities as the Seller or such authorities may reasonably request, and (c) cooperate with the Seller and Integrity in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities required of the Seller or Integrity to consummate the transactions contemplated hereby.

     6.2 HSR FILINGS. The Purchaser will, with respect to the transactions contemplated hereby, (a) take promptly all actions necessary to make the filings required of the Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Purchaser or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Seller in connection with the Seller's filings under the HSR Act, and (d) request early termination of the applicable waiting period under the HSR Act.

     6.3 NON-COMPETITION. The Purchaser will refrain and will cause its present and future Affiliates to refrain from directly or indirectly utilizing or attempting to utilize any information regarding the Seller's or any of its Affiliates' (other than Integrity's) policyholders or any of the officers, directors, employees, agents, consultants, or other similar representatives of the Seller or any of its Affiliates (other than Integrity) for the purposes of causing or attempting to cause (i) any policyholder to replace or terminate any insurance Contract issued, reinsured, or underwritten by the Seller or any of its Affiliates (other than Integrity), in whole or in part, with products of any other Person at any time, (ii) any reinsurer to terminate any reinsurance, coinsurance, or other similar Contract, or sever a relationship, with the Seller or any of its Affiliates (other than Integrity) at any time, or (iii) any agent (including without limitation any insurance agent), consultant, or other similar representative of the Seller of any of its Affiliates (other than Integrity) to resign or sever a relationship with the Seller or any of its Affiliates (other than Integrity) at any time.

     6.4 NOTICE AND CURE. The Purchaser will notify the Seller promptly in writing of, and contemporaneously will provide the Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Purchaser or the Designated Subsidiary under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Purchaser or the Designated Subsidiary contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. The Purchaser also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by the Purchaser or the Designated Subsidiary in this Agreement, whether occurring or arising before or after the date of this Agreement.

     6.5 ESCROW AGREEMENT. At the Closing, Purchaser or the Designated Subsidiary will enter into the Escrow Agreement with an escrow agent and the Seller in a form mutually acceptable to both Seller and Purchaser, and the Purchaser will pay $1,000,000 of the Purchase Price to an escrow agent, mutually acceptable to both the Seller and the Purchaser, to be held by it in accordance with and subject to the terms and conditions of the Escrow Agreement.

     6.6 OFFER TO OTHER SHAREHOLDERS. Purchaser will offer, or will cause the Designated Subsidiary to offer to purchase the 1,268 shares of Integrity Common Stock not owned by the Seller for not less than the adjusted price per share which is paid by the Purchaser to the Seller pursuant to this Agreement; provided, however, that such offer is not a condition precedent to the Closing.

     6.7 ASSIGNMENT OF AGREEMENT. Purchaser shall not assign its rights under this Agreement; provided, however, that Purchaser may assign all of its rights under this Agreement to the Designated Subsidiary prior to the Closing and, if Purchaser elects to do so, will simultaneously cause the Designated Subsidiary to assume all of the Purchaser's liabilities and obligations under this Agreement and execute and deliver to Seller an agreement in the form attached hereto as EXHIBIT B. Notwithstanding any such assignment and assumption by Purchaser to the Designated Subsidiary, Purchaser shall remain fully liable for all, and shall not be relieved of any, of the duties, liabilities and obligations of Purchaser under this Agreement.

     6.8  INTEGRITY/FMI EMPLOYEE BENEFITS.  Purchaser shall be liable for:

          (a) the following payments to Seller (as the administrator of such benefits) as provided in Section
     5.27 hereof:

               (i) the payment of all post-retirement
          benefits described in Section 6.8(a)(i) of the Disclosure Schedule which any Integrity/FMI
          Employee named therein is entitled to receive from the Seller or any Affiliate of the Seller; provided, however, the present value
          (calculated at an 8% discount) of such
          benefits shall be determined, as of the
          Closing Date, and paid in cash to Seller by Purchaser at the Closing and Seller shall thereafter be liable for all of such benefits.

               (ii) the payment of all severance
          benefits described in Section 6.8(a)(ii) of the Disclosure Schedule which any
          Integrity/FMI Employee named therein is
          entitled to receive from the Seller or any Affiliate of the Seller; and

          (b)  all accrued vacation benefits described in
     Section 6.8(b) of the Disclosure Schedule which any Integrity/FMI Employee named therein is entitled to receive from the Seller or any Affiliate of the Seller, but only if the Integrity/FMI Employee is employed by the Purchaser, the Designated Subsidiary or Integrity following the Closing.


                                ARTICLE VII

                  CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of the Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser).

     7.1 REPRESENTATIONS AND WARRANTIES. On and as of the Closing Date there shall not exist any breaches of representations and warranties made by the Seller in this Agreement, assuming such representations and warranties were made on and as of the Closing Date, which breaches individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the Business and Condition of Integrity.

     7.2 PERFORMANCE. The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Seller at or before the Closing including, without limitation, those set forth in Sections 5.1, 5.2, 5.25, 5.26 and 5.28.

     7.3 OFFICER'S CERTIFICATES. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date in form reasonably acceptable to Purchaser and executed by the respective chief executive officer or chief financial officer of the Seller, certifying (with respect to the Seller and, as appropriate, Integrity) as to the fulfillment of the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5, 7.6, 7.8, 8.6, and 8.7 hereof. In addition, the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Seller, certifying that the Seller has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of the Seller with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

     7.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

     7.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or similar Person restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

     7.6 NO PROCEEDING OR LITIGATION. There shall not be instituted, pending, or (to the Knowledge of Purchaser or Knowledge of Seller) threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other Person to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any Contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation, or other proceeding would, in the reasonable opinion of the Purchaser, result in a decision, ruling, or finding that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller or the Purchaser to perform its obligations under this Agreement, or on the Business or Condition of the Purchaser or Integrity. There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship, or similar proceeding with respect to Integrity or the Seller.

     7.7 CONSENTS, AUTHORIZATION, ETC. All orders, consents, permits, authorizations, approvals, and waivers of every Person necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and to permit the Purchaser and/or the Designated Subsidiary to acquire the Shares pursuant to this Agreement (including without limitation any requisite action of the insurance regulatory authorities in Kentucky and Pennsylvania, in each case without the abrogation or diminishment of the authority or license of Integrity or the imposition of significant restrictions upon the transactions contemplated hereby) shall have been obtained and shall be in full force and effect.

     7.8 NO ADVERSE CHANGE. Except (i) as disclosed in Section 3.10 of the Disclosure Schedule or in the notes to the December 31, 1994 SAP Statements,
(ii) for changes or developments relating to the conduct of the business of Integrity after the date of this Agreement in conformity with the requests of the Purchaser or as otherwise permitted by this Agreement, or (iii) for changes affecting life insurance companies in general which do not have a material adverse effect on the Business or Condition of Integrity since December 31, 1994, there shall not have been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the Business or Condition of Integrity.

     7.9 OPINIONS OF COUNSEL. The Seller shall have delivered to the Purchaser the opinions, in form and substance reasonably acceptable to the Purchaser's counsel, dated the Closing Date, of Winstead Sechrest & Minick P.C. confirming and opining as to the representations set forth in Sections
3.1 through 3.7 hereof and the satisfaction of the conditions set forth in Sections 8.4 and 8.7 hereof.

     7.10 OTHER CONDITIONS. The Pennsylvania Insurance Commissioner shall have granted, to the extent required, Purchaser and/or its Affiliate an exemption from the provisions of 40 P.S. Section 281 or the Pennsylvania Insurance Commissioner and the Kentucky Insurance Commissioner shall have approved a change of Integrity's domicile from Pennsylvania to Kentucky.

                               ARTICLE VIII

                    CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of the Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller.

     8.1 REPRESENTATIONS AND WARRANTIES. On and as of the Closing Date there shall not exist any breaches of representations and warranties made by the Purchaser in this Agreement, assuming such representations and warranties were made on and as of the Closing Date, which breaches individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the Business and Condition of Integrity.

     8.2 PERFORMANCE. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

     8.3 OFFICER'S CERTIFICATES. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date in form reasonably acceptable to Seller and executed by the chief executive officer or the chief financial officer of the Purchaser certifying (with respect to the Purchaser and, the Designated Subsidiary) as to the fulfillment of the conditions set forth in Sections 7.6, 7.7, 8.1, 8.2, 8.4, 8.5 and 8.6 hereof. In addition, the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Purchaser or the Designated Subsidiary, respectively certifying (as appropriate) that the Purchaser has duly and validly taken all action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, that the Designated Subsidiary has duly and validly taken all corporate action necessary to authorize the acquisition of the Shares, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of the Purchaser or the Designated Subsidiary with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

     8.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

     8.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or similar Person restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

     8.6 NO PROCEEDING OR LITIGATION. There shall not be instituted, pending, or (to the Knowledge of Purchaser or Knowledge of Seller) threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other Person to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any Damages or obtain other relief as a result of this Agreement, or any of the transactions contemplated hereby or as a result of any Contract entered into in connection with or as a condition precedent to the consummation hereof, which

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

action, suit, investigation, or other proceeding may, in the reasonable opinion of the Seller, result in a decision, ruling, or finding that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Purchaser or the Seller to perform its obligations under this Agreement, or on the Business or Condition of the Seller. There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship, or similar proceeding with respect to the Purchaser or the Designated Subsidiary.

     8.7 CONSENTS, AUTHORIZATIONS, ETC. All orders, consents, permits, authorizations, approvals, and waivers of every Person disclosed pursuant to
Section 5.1 and necessary to permit the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

     8.8 OPINION OF COUNSEL. The Purchaser shall have delivered to the Seller the opinions, in form and substance reasonably acceptable to the Seller's counsel, dated the Closing Date, of Wyatt, Tarrant & Combs confirming and opining as to the satisfaction of the covenants set forth in
Section 6.1 hereof and, confirming and opining as to the representations set forth in Sections 4.1 through 4.4 hereof and the satisfaction of the conditions set forth in Sections 7.4 through 7.7 hereof.

     8.9 PAYMENT OF DIVIDEND. Integrity shall have paid to Seller and to Integrity's other shareholders (i) pursuant to Section 2.2 hereof, the maximum nonextraordinary cash dividend that it can legally pay and (ii) the Net After-Tax Ceding Commission as provided in Section 5.25 hereof and, in each case, all required approvals thereto of insurance regulatory authorities in the Commonwealth of Pennsylvania and, if applicable, the Commonwealth of Kentucky shall have been obtained. The payment of such nonextraordinary cash dividend and the Net After-Tax Ceding Commission as provided in Sections 2.2 and 5.25 hereof, respectively, are conditions precedent to the Closing.

                                ARTICLE IX

                     SURVIVAL OF PROVISIONS; REMEDIES

     9.1  SURVIVAL.


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          (a)  The representations and warranties respectively made by
Seller, Purchaser, and the Designated Subsidiary in this Agreement and in any certificate delivered by Seller or Purchaser pursuant to Section 7.3 or 8.3 hereof, respectively, will survive the Closing, and will remain in full force and effect, until December 31, 1996; provided, however, that the representations and warranties of Seller set forth in Sections 3.4 and 3.12 hereof shall survive the Closing, and will remain in full force and effect until the expiration of all applicable statutes of limitations (including without limitation all periods of extension, whether automatic or permissive) affecting any such representations or warranties.

          (b) The covenants and agreements respectively made by the Seller, Purchaser, or the Designated Subsidiary in this Agreement, to the extent that, by their terms, they are to be performed or complied with at or before the Closing shall not survive the Closing.

          (c) The covenants and agreements respectively made by Seller, Purchaser, or the Designated Subsidiary in this Agreement, to the extent that, by their terms, they are to be performed or complied with after the Closing, including without limitation the indemnification agreements set forth in Sections 10.1, 10.2 and 10.3 hereof and the other provisions of
Article X related thereto, shall survive the Closing, and shall remain in full force and effect, until the expiration of all applicable statutes of limitations (including without limitation all periods of extension, whether automatic or permissive) affecting any such covenant or agreement; provided, however, that any such covenant or agreement that specifies a term or period expiring before the expiration of all applicable statutes of limitations will survive, and shall remain in full force and effect, for a period of 180 calendar days following the expiration of such specified term or period.

     Notwithstanding anything in this Section 9.1 to the contrary, if a Claim Notice or an Indemnity Notice is given in accordance with Section 10.4 hereof before the expiration of the applicable time period referenced above, then (notwithstanding such time period) the representation, warranty, covenant, or agreement applicable to such claim shall survive until, but only for the purposes of, resolution of such claim by final, nonappealable judgment or by settlement.

     9.2 AVAILABLE REMEDIES. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of precedent conditions or of precedent requirements imposed upon another party hereto, the remedy of specific performance shall be available to a non-breaching and non- defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing on the Closing Date. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity; PROVIDED, HOWEVER, the sole and exclusive remedies of any party hereto with respect to all claims for Damages arising out of any claimed breach or this Agreement shall be as provided in Article X hereof. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no breach.

                                 ARTICLE X

                              INDEMNIFICATION

     10.1  TAX INDEMNIFICATION.

          (a) Subject to the provisions of Article IX hereof and this Section 10.1, the Seller agrees to pay, and to indemnify the Purchaser, Integrity and the Designated Subsidiary in respect of, and hold each of them harmless against any and all Damages for or in respect of:

               (i) Taxes actually incurred by, imposed
          upon, or assessed against Integrity as a result of or relating to any Tax period ending on or before the Closing Date; and

               (ii) Taxes for any period ending after,
          and including, the Closing Date as to which the liability of Integrity arises under Treasury Regulation Section 1.1502-6 as a result of inclusion in a consolidated federal income tax return for a period prior to the Closing Date;

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

               (iii) Taxes for any period ending after, and including, the Closing Date with respect to the business, affairs, operations and transactions of Integrity prior to the close of business on the Closing Date;

          (b) Subject to the provisions of Article IX hereof and this Section 10.1, Purchaser agrees to pay, and to indemnify Seller in respect of, and hold the Seller harmless against any and all Damages for or in respect of Taxes actually incurred by, imposed upon or assessed against the Seller as a result of or relating to any period ending after the Closing Date for Integrity.


Notwithstanding any other provision in this Agreement, the Seller shall not be required to pay or indemnify Purchaser, Integrity or the Designated Subsidiary in respect of, nor to hold any of them harmless against, any damages for or in respect of Taxes incurred by, imposed upon, or assessed against the Purchaser, Integrity or the Designated Subsidiary as a result of or relating to:

               (i) any Taxes to the extent that such
          Taxes or any portion thereof is reflected as a liability in determining the Closing Adjusted
          Capital and Surplus pursuant to Section 2.3 hereof;

               (ii) the business, affairs, operations,
          transactions or actions or inactions of
          Integrity which occur after the close of business on the Closing Date; or

               (iii) any actions or inactions of the Purchaser or any Affiliate of the Purchaser at any time.

          (c) Integrity, the Purchaser, or the Designated Subsidiary will notify the Seller promptly of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning the Tax or other Damages covered by Section 10.1(a) hereof ("Tax Claim").

          (d) The Purchaser, Integrity or the Designated Subsidiary will furnish the Seller promptly with copies of all correspondence (including without limitation notices, requests, explanations, determinations, schedules, charts, and lists) received from any taxing authority in connection with any Tax Claim. The Seller will have the right to approve in advance any correspondence sent to any taxing authority by or on behalf of Integrity with respect to any Tax Claim to the extent such correspondence would affect the Seller's obligations under Section 10.1(a) hereof; PROVIDED, HOWEVER, that the Seller will be deemed to have approved any such correspondence to the extent notice of its disapproval thereof is not delivered or mailed to the Purchaser in accordance with Article XII hereof with reasonable promptness, but in all events at least 14 calendar days before the date on which payment of the Tax is due or, if earlier, at least 14 calendar days before the date on which the ability of Integrity or the Purchaser, to defend against the Tax Claim is irrevocably prejudiced.

          (e) At its option (following reasonable notice to and consultation with the Purchaser), the Seller may, at its expense, contest any Tax Claim in any legally permissible manner until such time as any payment for Taxes or other Damages with respect to such Tax Claim is due or, upon the Seller's payment of such Taxes and other Damages, may sue for a refund thereof where permitted by applicable Law. Except as provided in the last sentence of this subsection, the Seller will control all proceedings taken in connection with any such contest or refund suit, and may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such Tax Claim. Integrity or the Purchaser, will take such lawful action in connection with the contest or refund suit as the Seller may reasonably request in writing from time to time, including without limitation the prosecution of the contest or refund suit to a final determination, provided that (i) the Seller requests such action with reasonable promptness, but in all events at least 14 calendar days before the date on which payment of the Taxes or other Damages are due or become final, or if earlier, at least 14 calendar days before the date on which the Seller's ability to defend against the Tax Claim is irrevocably prejudiced, (ii) a reasonable basis exists for such contest or refund suit, and (iii) the Seller acknowledges (without reservation of rights) its obligations under this Section 10.1. Notwithstanding the foregoing provisions of this Section 10.1(d), if such contest or refund suit has or would reasonably be expected to have a material effect on the Liability of Integrity or the Purchaser for taxes with respect to any period ending after the Closing Date, then the Purchaser

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

     may, at its expense, participate in any such contest or refund suit and neither party shall compromise or settle such contest or refund suit without the consent of the other.

     10.2  BENEFIT PLAN INDEMNIFICATION.  Subject to the provisions of
Article IX and Section 10.5 hereof, the Seller agrees to indemnify Integrity, the Purchaser or the Designated Subsidiary in respect of, and hold each of them harmless against, any and all Damages resulting from or relating to (a) any failure by the Seller or any ERISA Affiliate of Seller at any time or any Benefit Plan fiduciary appointed by Seller or any ERISA Affiliate of Seller, to fund or perform its respective obligations under any Benefit Plan or to comply with any provisions of ERISA, the Code, or any other applicable Law in connection with the operation or administration of any Benefit Plan, (b) any prohibited transaction (as defined in Section 4975(c) (l) of the Code or Section 406 of ERISA), for which no exemption applies, occurring before the Closing and involving any Benefit Plan, (c) any prohibited transaction, for which no exemption applies, occurring after the Closing and involving any Benefit Plan, (d) any reportable event (as defined in Section 4043(b) of ERISA and regulations promulgated by the PBGC thereunder) occurring before the Closing and involving any Benefit Plan, or (e) any complete or partial termination of any Benefit Plan at or before the Closing.

     10.3  OTHER INDEMNIFICATION.

          (a)  Subject to the provisions of Article IX and
     Section 10.5 hereof, the Seller agrees to indemnify Integrity, the Purchaser, and the Designated Subsidiary in respect of, and hold each of them harmless against:

               (i) any and all Damages (other than
          Damages that the Seller has paid or is
          unequivocally liable to pay to any of
          Integrity, the Purchaser, or the Designated
          Subsidiary pursuant to Section 10.1 or 10.2 hereof) resulting from or relating to any misrepresentation, breach of warranty, or failure to perform any covenant or agreement on the part of the Seller made as a part of or contained in this Agreement, or any certificate delivered by or for the Seller pursuant to Section 7.3 hereof; and

               (ii) any and all Damages resulting from
          or relating to any use before the Closing of

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

          any Real Estate for the storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use, or disposal of any Hazardous Substance; any Release before the Closing of any Hazardous
          Substance on any Real Estate; any failure before the Closing of Integrity to comply with all Environmental Laws relating to any Real
          Estate or the business, activities, or
          processing respectively conducted thereon; any failure whether before or after the Closing to undertake and pursue any investigative, containment, removal, clean up, and other remedial actions ordered by a governmental entity or court of competent jurisdiction in accordance with applicable Laws with respect to any Release, before the Closing, of any Hazardous Substance on or from any Real
          Estate; or any human exposure whether before or after the Closing to any Hazardous
          Substance existing on any Real Estate at or before the Closing;

PROVIDED, HOWEVER, no indemnification shall be available under clause (i) above with respect to any breaches of any representations or warranties of Seller, if such breaches and the materiality thereof were within the Knowledge of Purchaser prior to the Closing as a result of information provided to the Purchaser pursuant hereto and the Purchaser nonetheless proceeded with the closing and did not establish any Liability for Damages arising from such breaches in calculating the Closing Adjusted Capital and Surplus.

          (b)  Subject to the provisions of Article IX and
     Section 10.5 hereof, the Purchaser agrees to indemnify the Seller in respect of, and hold the Seller harmless against, any and all Damages resulting from or relating to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement on the part of the Purchaser made as a part of or contained in this Agreement or any certificate delivered by or for the Purchaser pursuant to Section 8.3 hereof.

          (c) In the event the Purchaser or the Designated Subsidiary asserts any claim for Damages under Section 10.3(a)(ii) hereof, then the Purchaser and the Designated Subsidiary shall use all commercially reasonable efforts to obtain, or cooperate with

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

the Seller in obtaining, recovery of all alleged Damages under any insurance policies under which such Damages may be recoverable ("Available Policies"); provided, however, that the provisions of this Section 10.3(c) shall not limit or otherwise affect Sellers' obligations to indemnify Purchaser or the Designated Subsidiary pursuant to Section 10.3(a)(ii), except as provided in the immediately following sentence. If any amounts are recovered under the Available Policies as contemplated in the preceding sentence, then (a) to the extent the Damages recovered under the Available Policies have been indemnified by the Seller, the amounts recovered shall be paid by the provider of the Available Policy (the "Provider") directly to Seller or, if such recovery is required to be paid to Purchaser, the Designated Subsidiary or another third party to whom the liability giving rise to such Damages is owed, the Indemnified Party shall reimburse Seller the amount actually paid by the Provider under the Available Policies and (b) to the extent the Damages received under the Available Policy have not been indemnified by the Seller, the amounts received shall be paid by the Provider of the Available Policy directly to the Purchaser, the Designated Subsidiary or the third party to whom liability giving rise to the Damages is owed, as appropriate, and the amount of Damages shall be reduced by the amount so paid by the Provider. To the extent amounts that are recovered (or recoverable) under Available Policies with respect to Damages subject to a claim for indemnification under Section 10.3(a)(ii) hereof cannot be paid or distributed as provided above in this Section 10.3(c), then Purchaser, the Designated Subsidiary and the Seller agree to use their good faith best efforts to reach agreement as to the allocation of, and take such commercially reasonable best efforts as necessary to effect payment in accordance with such allocation of amounts so recovered (or recoverable).

     10.4 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under Section 10.2 or 10.3 hereof will be asserted and resolved as follows:

          (a) In the event any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party under Section 10.2 or 10.3 hereof is asserted against or sought to be collected from such Indemnified Party by a Person other than the Seller, Integrity, the Purchaser, the Designated Subsidiary, or any Affiliate of the Seller or the Purchaser ("Third Party Claim"), the Indemnified Party will deliver a Claim Notice with reasonable promptness to the Indemnifying Party; PROVIDED, HOWEVER, that except as set forth in
     Section 10.4(d) hereof, no Claim Notice will be required with respect to any action, suit, investigation, or

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

     proceeding that is in existence on the Closing Date. If the Indemnified Party fails to provide the Indemnifying Party with the Claim Notice required by the preceding sentence at least 14 calendar days before the date on which the Indemnifying Party's ability to defend against the Third Party Claim is irrevocably prejudiced by the Indemnified Party's failure to provide such Claim Notice, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such portion of the Third Party Claim as to which the Indemnifying Party's ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified party with reasonable promptness after the Indemnifying Party's receipt of a Claim Notice, but in all events within 7 calendar days after receipt thereof ("Notice Period"), of whether the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

          (b)  If the Indemnifying Party notifies the
     Indemnified Party within the Notice Period or at any time thereafter that the Indemnifying Party (without any reservation of rights) does not dispute its Liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Article X, then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings, will be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be withheld or delayed unreasonably). From the date of such notice, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at any time prior to its receipt of such notice from the Indemnifying Party, file any motion, answer, or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 10.4(c) hereof, if an Indemnified Party takes any such action that is

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

     irrevocably prejudicial and conclusively causes a final adjudication that is materially adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be responsible for any attorneys fees of the Indemnified Party unless the retention of such attorneys is required by the Indemnifying Party), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
     Section 10.4(b), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation.

          (c) If the Indemnifying Party fails to notify the Indemnified Party that the Indemnifying Party (without any reservation of rights) does not dispute its Liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Article X, or if the Indemnifying Party gives such notice but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which Proceedings will be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified party (with the consent of the Indemnifying Party, which consent will not be withheld or delayed unreasonably). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified party and its counsel in contesting any Third

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

     Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 10.4(c), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its Liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.4(c) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in connection with such litigating. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified party pursuant to this Section 10.4(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

          (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party will notify the Indemnifying Party with reasonable promptness of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the "Indemnity Notice"). If the Indemnifying Party disputes such claim, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to attempt to negotiate a resolution of such dispute,and if not resolved through negotiations, either party may pursue whatever remedies it may have under applicable law.

     10.5 AFTER-TAX DAMAGES; REFUNDS. With respect to the indemnification agreements set forth in this Article X, the Seller and the Purchaser agree that:

          (a) all Damages will be adjusted downward by the tax benefit obtained by the party to be indemnified in the same manner as specified by Section 10.1(b);

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

          (b) the amount of any refund, as adjusted by (a) above, if appropriate, will be promptly paid to the Seller or Purchaser or offset against indemnification payments then owed to the other party to this Agreement; and

          (c) all Damages indemnifiable under Section 10.1 will be payable by either party 30 days after the "final determination" within the meaning of Section 1313 of the Code or the execution of Form 870 or Form 870AD.

     10.6 CLAIMS LIMITATION. Notwithstanding the foregoing provisions of this Article X, the Seller shall not have any liability for any Damages under
Section 10.3 hereof, except for Damages under Section 10.3(a)(ii) and Damages resulting from or relating to any misrepresentation or breach of warranty contained in Section 3.6, 3.14, 3.16(e) or 3.17 or any nonfulfillment of or failure to perform any covenant or agreement on the Part of the Seller contained in Article V of this Agreement or any certificate delivered by or for Seller pursuant to Section 7.3 hereof, until and unless the cumulative total of such Damages exceeds in the aggregate $200,000, it being understood that after such Damages exceed in the aggregate $200,000, the Seller shall be liable to the Purchaser only for Damages in excess of such $200,000, PROVIDED, HOWEVER, that the limitations of this Section 10.6 shall not apply to any Damages resulting from the Seller's intentional, willful or reckless misrepresentations or, breaches of covenants or agreements made as a part of or contained in this Agreement. Notwithstanding any other provision herein, the aggregate amount which Seller may be required to pay to the Purchaser and/or the Designated Subsidiary pursuant to this Article X shall not exceed $3,000,000.

                                ARTICLE XI

                                TERMINATION

     11.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, upon notice by the terminating party to the other party:

          (a) at any time before the Closing, by mutual written agreement of the Seller and the Purchaser; or

          (b) at any time by the Seller if any of the covenants set forth in Article VI shall have been breached or any of the conditions set forth in Article
     VIII hereof shall not have been satisfied, performed, or

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     complied with, in any material respect, at or before the
     Closing Date and such breach, non-satisfaction, non-performance, or non-compliance has not been cured or eliminated within 30 calendar days after notice thereof has been given to the Purchaser, provided that at the time of such termination the Seller has neither breached any of the covenants set forth in Article V nor failed to satisfy, perform, or comply with any of the conditions set forth in Article VII hereof, in any material respect;

          (c) by the Purchaser if the Disclosure Schedule is not delivered to the Purchaser on or before 15 Business
     Days after the date of this Agreement, until such time as the Disclosure Schedule is delivered;

          (d) at any time by the Purchaser if any of the covenants set forth in Article V shall have been breached or any of the conditions set forth in Article VII hereof shall not have been satisfied, performed, or complied with, in any material respect, before the Closing Date and such breach, non-satisfaction, non-performance, or non-compliance has not been cured or eliminated within 30 days after notice thereof has been given to the Seller, PROVIDED that at the time of such termination the Purchaser has neither breached any of the covenants set forth in Article VI nor failed to satisfy, perform, or comply with any of the conditions set forth in Article VIII hereof, in any material respect;

          (e) by the Purchaser if the Disclosure Schedule discloses any event, trend, condition, Contract, Liability, action, suit, proceeding, claim, circumstance or fact or other matter of any character that is not acceptable to the Purchaser, in its sole discretion, and the Purchaser gives notice thereof to the Seller within 15 Business Days after receipt by the Purchaser of the Disclosure Schedule, and such non-acceptable, event, trend, condition contract, Liability, action, suit, proceeding, claim, circumstance or fact or matter has not been cured or eliminated to Purchaser's satisfaction in its sole discretion within 15 Business Days after notice thereof has been given to the Seller; or

          (f) at any time after July 31, 1995, by the Seller or the Purchaser, if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (f); PROVIDED, HOWEVER, that either party may by notice to the other extend such date to August 31, 1995, if the only conditions to Closing not satisfied as of July 31, 1995 are those set forth in Section 7.4, 7.7, 8.4, 8.7, or 8.9 hereof.

     11.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement will forthwith become null and void, and there will be no Liability on the part of the Seller or the Purchaser (or any of their respective officers, directors, employees, agents, consultants, or other representatives), except that (a) the provisions relating to confidentiality in Section 13.4 hereof will continue to apply following any such termination and (b) any such termination shall be without prejudice to any claim which either party may have against the other for breach of this Agreement (or any representation, warranty, covenant, or agreement included herein). All reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby by a non- breaching party who terminates this Agreement pursuant to Section 11.1 hereof will be reimbursed promptly by the breaching party.

                                ARTICLE XII

                                  NOTICES

     12.1 NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first class postage prepaid, to the parties at the following addresses:

     If to the Seller, to:

          Southwestern Life Corporation
          500 North Akard Street
          Dallas, Texas  75201
          Attn:  Daniel B. Gail, Esq.
          Telecopy:  (214)954-7717

     If to the Purchaser, to:

          Citizens Financial Corporation
          The Marketplace, Suite 300
          12910 Shelbyville Road
          Louisville, Kentucky  40243
          Attn:  Theodore Rich
          Telecopy:  (502)244-2439

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article XII will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                               ARTICLE XIII

                               MISCELLANEOUS

     13.1 ENTIRE AGREEMENT. Except for documents executed by the Seller and the Purchaser pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Disclosure Schedule, and other Contracts and documents delivered in connection herewith) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     13.2 EXPENSES. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Article X and Section
11.2 hereof), each of the Seller and the Purchaser will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby..

     13.3 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, the Seller and the Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, or release to be made solely on behalf of a party. If the Seller and the Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by Law or may be appropriate in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this Section 13.3 may be disclosed or otherwise provided by the Seller or the Purchaser to any Person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

     13.4 CONFIDENTIALITY. The Seller and the Purchaser will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approval of insurance regulatory authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other party furnished to it by the other party or such other party's officers, directors, employees, agents, consultants, or representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, (b) in the public domain through no fault of such receiving party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 5.1, 5.2, 6.1 and 6.2 hereof, no party hereto will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Purchaser's lenders and investors and to either party's respective auditors, actuaries, attorneys, financial advisors, and other consultants and advisors who need such documents or information in connection with this Agreement, and the parties hereto agree to cause each of the foregoing to the subject to and bound by the confidentiality provisions hereof.

     13.5 FURTHER ASSURANCES. The Seller and the Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations, and affairs of Integrity. Without limiting the generality of the foregoing, (a) the Seller will give and will cause its Affiliates to give representatives of the Purchaser reasonable access to all Books and Records of the Seller and its Affiliates reasonably requested by the Purchaser in the preparation of any post-Closing financial statements, reports, or Tax Returns of Integrity; and (b) the Purchaser will give and will cause the Designated Subsidiary to give representatives of the Seller reasonable access to all pre- Closing Books and Records of Integrity reasonably requested by the Seller in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Seller.

     13.6 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; such waiver must be in writing and must be executed by the Chairman of the Board, chief executive officer, chief financial officer, general counsel, or chief operating officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

     13.7 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all parties hereto.

     13.8 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     13.9 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     13.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a Contract executed and performable in such state; provided, however, that any legal proceedings brought by the Seller against the Purchaser or the Designated Subsidiary or their assignees pursuant to or in connection with this Agreement shall be brought only in Jefferson County, Kentucky.

     13.11 BINDING EFFECT. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and assignees.

     13.12. ASSIGNMENT LIMITED. Except as otherwise provided herein (including without limitation as provided in Section 6.7 hereof), this Agreement or any right hereunder or part hereof may not be assigned by any party hereto without the prior written consent of the other party hereto.

     13.13 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," hereto," and derivative or similar words refer to this entire Agreement (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) all references to "dollars" or "$" refer to currency of the United States of America.

     13.14 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of the Seller or the Purchaser under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Seller and Purchaser, effective as of the date first written above.



                                       Southwestern Life Corporation


                                       By: s/Glenn H. Gettier, Jr.
                                       _______________________________________
                                       Glenn H. Gettier, Jr.
                                       Chairman and
                                       Chief Executive Officer


                                       Citizens Financial Corporation


                                       By: s/Theodore Rich
                                       _______________________________________
                                       Theodore Rich
                                       President and Chief Executive
                                       Officer

                                EXHIBIT A

                           DEFINITIONS OF TERMS

     "Adjusted Capital and Surplus of Integrity shall mean (i) its statutory capital and surplus as of the close of business on the Closing Date computed in a manner consistent with the computation of such amount for inclusion in Page 3, Line 38, of its December 31, 1994 Annual Statement, plus (ii) its AVR and statement value IMR as of the Closing Date, computed in a manner consistent with the computation of such amounts for inclusion on Page 3, Lines 11.4 and 24.1 of its December 31, 1994 Annual Statement, plus (iii) 50% of its net agents' debit balances as of the Closing Date computed in a manner consistent with the computation of such amounts for inclusion on Page 20, Exhibit 13, Line 20.1 of its December 31, 1994 Annual Statement, plus (iv) its non deduction reserve as of the Closing Date, computed in a manner consistent with the computation of such amount for inclusion on Page 14, Line 0700002 of its December 31, 1994 Annual Statement, plus (v) the amount, if any, deducted in the calculation of its statutory capital and surplus as of the Closing Date in respect of the dividend contemplated by Section 2.2 hereof, minus (vi) an amount equal to the Net After-Tax Ceding Commission, but only if such amount has not been deducted from Integrity's statutory capital and surplus on or prior to the Closing Date, plus (vii) the amount, if any, by which the market value of the assets backing Integrity's adjusted capital and surplus as calculated in accordance with Items (i) through (vi) of this paragraph exceeds the statement value of such assets on the Closing Date, and minus (viii) the amount, if any, by which the market value of the assets backing Integrity's adjusted capital and surplus as calculated in accordance with Item (i) through (vi) of this paragraph is less than the statement value of such assets on the Closing Date.

     "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

     "Agreement" shall mean this Stock Purchase Agreement, together with the exhibits attached hereto, the Disclosure Schedule, and the Contracts and other documents to be executed and delivered respectively by Seller pursuant hereto.

     "Annual Statement" shall mean any annual statement of Integrity filed with or submitted to the insurance regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority.

     "Appreciated Amount" shall have the meaning ascribed to it in
Section 2.3(c) hereof.

     "Assets and Properties" shall mean all assets or properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated) as now operated, owned, or leased by a specified Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, fixtures, insurance or annuities in force, goodwill, and going-concern value.

     "AVR" shall mean as to any Person at a particular date, the mandatory security valuation reserve, computed in accordance with SAP.

     "Benefit Plans" shall mean all Employee Pension Benefit Plans, all Employee Welfare Benefit Plans, all stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, fringe benefits (as defined in Code Section 6039D), leave of absence, layoff, and supplemental or excess benefit plans, and all other benefit Contracts, arrangements, or procedures having the effect of a plan, in each case existing on or before the Closing Date under which Integrity is or may hereafter become obligated in any manner (including without limitation obligations to make contributions or other payments) and which cover some or all of the Integrity/FMI Employees; PROVIDED, HOWEVER, that such term shall include severance benefit programs but shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including without limitation sick leave or vacation, or (b) directors' and officers' liability insurance policies.

     "Books and Records" shall mean all accounting, financial reporting, Tax, business, marketing, corporate, and other files, documents, instruments, papers, books, and records of a specified Person, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, agency lists, policyholder lists, supplier lists, reports, computer files, retrieval programs, operating data or plans, and environmental studies or plans.

     "Business Day" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in Kentucky and Texas are authorized or obligated to close under the Laws of Kentucky and Texas.

     "Business or Condition" shall mean the organization, existence, authority, capitalization, business, licenses, condition (financial or otherwise), cash flow, management, sales force, solvency, prospects, SAP results of operations, insurance or annuities in force, SAP capital and surplus, AVR, IMR, Liabilities, or Assets and Properties of a specified Person.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

     "Claim Notice" shall mean written notification of a Third
Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section 10.4 hereof, enclosing a copy of all papers served, if any.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.4 hereof.

     "Closing Adjusted Capital and Surplus" shall mean the Adjusted Capital and Surplus of Integrity determined in accordance with Section 2.3 hereof.

     "Closing Date" shall mean (a) the later of (i) the fifth Business Day next following or (ii) the last Business Day of the month which includes, the date upon which the last of the orders or approvals described in Sections 5.1, 5.2, 6.1, and 6.2 hereof has been obtained, including without limitation the approvals under all applicable insurance holding company Laws, or (b) such other date as the Purchaser and Seller may mutually agree upon in writing.

     "Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor code), and the rules and regulations promulgated thereunder.

     "Consideration" shall have the meaning ascribed to it in
Section 2.2.

     "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, insurance policy, annuity, or other contract or commitment (whether written or oral).

     "Damages" shall mean any and all monetary damages, Liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses (including without limitation punitive, treble, or other exemplary or extra contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries, and other experts, and other expenses of litigation or of any claim, default, or assessment).

     "Deficient Amount" shall have the meaning ascribed to it in
Section 2.3 (b) hereof.

     "Designated Subsidiary" shall mean any direct or indirect
Subsidiary owned and designated by the Purchaser, in writing delivered to Seller at or before the Closing, to purchase all or any portion of the Shares pursuant to this Agreement.

     "Disclosure Schedule" shall mean the bound record dated as of the date of this Agreement, as amended, supplemented and revised in accordance with this Agreement, furnished by Seller to the Purchaser, and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

     "Employee Pension Benefit Plan" shall mean each employee pension benefit plan (whether or not insured), as defined in
Section 3(2) of ERISA, which is or was in existence on or before the Closing Date and to which Integrity is or would hereafter become obligated in any manner, or, to which FMI is or would hereafter become obligated in any manner as an employer on behalf of any Integrity/FMI Employee.

     "Employee Welfare Benefit Plan" shall mean each employee welfare benefit plan (whether or not insured), as defined in
Section 3(1) of ERISA, which is or was in existence on or before the Closing Date and to which Integrity is or would hereafter become obligated in any manner, or to which FMI is or would hereafter become obligated in any manner as an employer on behalf of any Integrity/FMI Employee.

     "Environmental Laws" shall mean any Federal, state or local law, statute, ordinance or regulation regulating, prohibiting, or otherwise restricting the placement, discharge, release, threatened release, generation, treatment, or disposal upon or into any environmental medium of any substance, pollutant, or waste which is now or as of the Closing classified or considered to be hazardous or toxic to human health or the environment, including, without limitation, CERCLA and the Toxic Substance Control Act, and the rules and regulations thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" shall mean any Person under common control
(as defined in Section 414 of the Code) with the Seller or Integrity.

     "Escrow Agreement" shall mean the agreement among the Purchaser or the Designated Subsidiary, the Seller and the Escrow
Agent under which $1,000,000 of the Purchase Price will be held in escrow pursuant to Section 2.2.

     "FMI" shall mean Facilities Management Installation, Inc., a
Delaware corporation and an affiliate of the Seller.

     "FMI Service Agreement" shall mean the Amended and Substituted Management and Service Agreement, effective July 1, 1987, by and between I.C.H. Corporation (now named Southwestern Life
Corporation) and FMI.

     "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     "Hazardous Substance" shall mean (i) any and all hazardous, toxic or dangerous waste, substance, pollutant, contaminant, radiation or material defined as such in (or deemed as such for purposes of) CERCLA, at the Closing Date, or any other Environmental Law and (ii) any petroleum or petroleum-based products.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

     "IMR" shall mean as to any Person at a particular date, the interest maintenance reserve, computed in accordance with SAP.

     "Indemnified Party" shall mean a Person claiming indemnification under Section 10.2 or 10.3 hereof.

     "Indemnifying Party" shall mean a Person against whom claims of indemnification are being asserted under Section 10.2 or 10.3 hereof.

     "Indemnity Notice" shall have the meaning ascribed to it in
Section 10.4(e) hereof.

     "Integrity" shall have the meaning ascribed to it in the Preamble.

     "Integrity/FMI Employee" shall mean any FMI Employee whose principal place of employment is the same as Integrity's administrative offices situated in Louisville, Kentucky.

     "Industrial Life Insurance" shall mean life insurance
Contracts issued in small amounts on which premiums are payable on a weekly or monthly basis and are generally collected at the home by an agent of representative of the insurer.

     "IRS" shall mean the United States Internal Revenue Service or any successor agency.

     "Knowledge of Purchaser" means the actual knowledge of or knowledge which would have been obtained in a reasonable investigation by any officer of Purchaser.

     "Knowledge of Seller" means the actual knowledge of or knowledge which would have been obtained in a reasonable investigation by any one or more of (i) any officer of the Seller and/or Integrity and/or FMI.

     "Laws" shall mean all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau, or instrumentality thereof.

     "Liabilities" shall mean all debts, obligations, and other liabilities of a Person (whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due) which are recognized as liabilities in accordance with SAP.

     "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim levy, charge, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract, or other Contract to give or to refrain from giving any of the foregoing other than Permitted Encumbrances.

     "Medicare Supp Business" shall mean all in-force insurance contracts issued by Integrity which provide benefits which supplement the benefits received by Persons who participate in a medicare insurance program sponsored by a governmental agency.

     "Net After-Tax Ceding Commission" shall mean the ceding commission, net of all Taxes owed thereon, received by Integrity as consideration for ceding the Reinsurance Business.

     "Notice Period" shall have the meaning ascribed to it in
Section 10.5(a) hereof.

     "Office Lease" shall mean that certain Office Lease dated
April 4, 1984, by and between Meridian Mutual Insurance Company, as landlord, and Integrity National Life Insurance Company, as tenant, as renewed.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA.

     "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for Taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement, except for Liens arising as the result of Taxes being contested in good faith and for which an appropriate reserve as been accrued on the balance sheet; (ii) pledges or deposits securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Seller or any of its Affiliates is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Seller or any of its Affiliates; (v) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $10,000 at any time outstanding, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Seller or any of its Affiliates is a party; (vii) pledges or deposits effected by Seller or any of its Affiliates as a condition to obtaining or maintaining any License of such Person; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;
(ix) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates;
(x) Liens under the provisions of insurance policies and annuities in force and reinsurance and coinsurance contracts in force; (xi) Liens on Assets in Integrity's investment portfolio that arise or have been incurred in the ordinary course of Integrity's investing activities; and (xii) other imperfections of title or other Liens that do not have a material adverse effect on the Business or Condition of Integrity.

     "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government. department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

     "Prime Rate" shall mean the highest prime or base rate of interest publicly announced by any of National City Bank, Kentucky and Banc One, Texas.

     "Purchase Price" shall have the same meaning as Consideration.

     "Purchaser" shall have the meaning ascribed to it in the preamble of this Agreement.

     "Quarterly Statement" shall mean any quarterly statement of Integrity filed with or submitted to the insurance regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority.

     "Real Estate" means all real property and interests therein, including without limitation leasehold interest, owned or held at any time since December 31, 1982 by Integrity or nominee thereof.

     "Reinsurance Agreement" shall mean the reinsurance agreement under which Integrity cedes the Reinsured Business on either an assumption reinsurance basis or a 100% coinsurance basis.

     "Reinsured Business" shall mean all of Integrity's in-force medicare supplement insurance contracts and long term care insurance contracts.

     "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or other disposal in any amount into or onto the air, ground or surface water, land, or other parts of the environment, however caused, not permitted by or in compliance with Environmental Laws.

     "Reserve Liabilities" shall have the meaning ascribed to it in
Section 3. hereof.

     "SAP" shall mean the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which Integrity is domiciled, consistently applied throughout the specified period and in the immediately prior comparable period.

     "SAP Statements" shall mean the Annual Statements, Quarterly Statements, and other financial statements and presentations of Integrity prepared in accordance with SAP and delivered to the Purchaser pursuant to either or both of Sections 3.8 and 5.6 hereof.

     "Seller" shall have the meaning ascribed to it in the first paragraph of this Agreement.

     "Subsidiary" shall mean each of those Persons, regardless of jurisdiction of organization, of which another Person, directly or indirectly through one or more subsidiaries, owns beneficially securities having more than 50% of the voting power in the election of directors (or persons fulfilling similar functions or duties) of the owned Person (without giving effect to any contingent voting rights).

     "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or Liabilities, including without limitation income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, Phase III, and franchise taxes imposed by the United States of America or any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government; and such term shall include any interest, fines, penalties, assessments, or additions to tax resulting from,, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

     "Tax Claim" shall have the meaning ascribed to it in Section
10.1(b) hereof.

     "Tax Returns" shall mean any report, return, or other information required to be supplied by Integrity and of each consolidated or affiliated group of which Integrity has been a part to a taxing authority in connection with Taxes.

     "Third Party Claim" shall have the meaning ascribed to it in
Section 10.4(a) hereof.

     "Workpapers" shall mean all summaries, calculations compilations and similar written documentation derived from the accounts of Integrity and used or prepared by accountants in the process of computing Adjusted Capital and Surplus.

                                 EXHIBIT B



                    ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made and entered into by and among CITIZENS FINANCIAL CORPORATION, a Kentucky corporation ("Assignor"), and _______________________________ , a __________________
corporation ("Assignee").

     WHEREAS, Assignor and Southwestern Life Corporation, a Delaware corporation ("Seller"), are parties to a Stock Purchase Agreement
(herein so called) dated March __, 1995, pursuant to which Seller has agreed to sell, and Assignor has agreed to purchase or to cause its Designated Subsidiary to purchase, 108,701 Shares of Common Stock (the "Shares") of Integrity National Life Insurance Company, a Pennsylvania life insurance corporation ("Integrity"), for $9,578,000.00, with such Purchase Price to be adjusted at the Closing as provided in Section 2.3 of the Stock Purchase Agreement; and

     WHEREAS, Assignor desires to assign its right to purchase the Shares to Assignee as contemplated pursuant to Section 6.7 of the Stock Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto and the parties to the Stock Purchase Agreement as set forth therein, Assignor and Assignee hereby covenant and agree as follows:

     1. DEFINITIONS. Unless the context otherwise requires, all capitalized terms used but not defined herein and defined in the Stock Purchase Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

     2. ASSIGNMENT. Assignor hereby assigns to Assignee all of Assignor's rights, duties, liabilities and obligations (collectively, the "Rights and Duties") of Assignor under and pursuant to the Stock Purchase Agreement, with such Rights and Duties to be exercised, fulfilled and performed by Assignee to the same extent as Assignor.

     3.   ASSUMPTION.  Assignee hereby assumes, in accordance with Section
6.7 of the Stock Purchase Agreement, all of Assignor's Rights and Duties under the Stock Purchase Agreement and agrees to exercise, fulfill and perform all of such Rights and Duties to the same extent as Assignor in accordance with the terms of the Stock Purchase Agreement. Assignee hereby further agrees that Assignee shall be bound by the terms and provisions of the Stock Purchase Agreement, and shall be deemed to have made the same representations and warranties to Seller as made by Assignor in the Stock Purchase Agreement, to the extent applicable, to the same extent as if Assignee were a party to the Stock Purchase Agreement. Without limiting the generality of the foregoing, Assignee acknowledges and agrees that it shall be obligated to provide indemnification to Seller in accordance with the terms of Article X of the Stock Purchase Agreement to the same extent as Assignor and, with respect to any claim for Damages made by Assignee under or pursuant to Article X of the Stock

Purchase Agreement, Assignee acknowledges that it will be subject to any defenses that Seller may have with respect to such claim as if such claim were brought or alleged by Assignor.

     4. NO MODIFICATION OF ASSIGNOR'S OBLIGATIONS. Assignor and Assignee each acknowledge and agree that the execution and delivery of this Agreement does not modify or otherwise affect Assignor's duties, liabilities and obligations under the Stock Purchase Agreement and that Assignor shall remain fully liable for all, and shall not be relieved of any, of the duties, liabilities and obligations of Assignor under the Stock Purchase Agreement to the extent such duties, liabilities and obligations are not fully performed by Assignee.

     5. NO FURTHER ASSIGNMENT. Assignee acknowledges and agrees that it may not assign any of its Rights and Duties under the Stock Purchase Agreement, as assigned to Assignee hereunder or otherwise, to any other Person without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion.

     6. INCORPORATION BY REFERENCE. Subject to, and except as otherwise modified by, the express provisions of this Agreement, the provisions of Sections 13.8, 13.9, 13.10, 13.13 and 13.14 of the Stock Purchase Agreement hereby are incorporated herein by reference.

     7. AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of each of Assignor, Assignee and Seller.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this _____ day of __________, 1995.

                              ASSIGNOR:

                              CITIZENS FINANCIAL CORPORATION


                             By:_______________________________
                                Theodore Rich, President and
                                Chief Executive Officer


                              ASSIGNEE:

                                _______________________________


                             By:________________________________
                                Name:___________________________
                                Title:__________________________